SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.    )

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HERBALIFE NUTRITION LTD.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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HERBALIFE

NUTRITION

Making the World Healthier and Happier

PROXY

STATEMENT

2019

Herbalife Nutrition Ltd. 2019 Proxy Statement

Annual General Meeting of Shareholders

Our 2019 Annual General Meeting of Shareholders

will be held on Wednesday, April 24, 2019 at 8:30 a.m., Pacific Daylight Time, at:

800 W. Olympic Blvd., Suite 406

Los Angeles, CA 90015

Admission requirements

See Part 1 – “Information concerning solicitation and voting” for details on admission requirements to attend the Annual General Meeting.

Proxy voting options

Your vote is important!

All shareholders are cordially invited to attend the Annual General Meeting in person. However, in order to assure your representation at the Annual General Meeting, you are urged to vote promptly. You may vote your shares via a toll-free telephone number, over the Internet or by completing, signing and mailing the proxy card or voting instruction form provided to you. Please follow the instructions on the proxy card or voting instruction form.

Proxies submitted by mail, the Internet or telephone must be received by 11:59 p.m., Eastern Time, on April 23, 2019.

Vote by Internet

www.envisionreports.com/HLF

24 hours a day / 7 days a week

Instructions:

1.	Go to: www.envisionreports.com/HLF

2.	Follow the steps outlined on the secure website

Vote by telephone

1.800.652.VOTE (8683) via touch tone phone

toll-free within the USA, US territories & Canada 24 hours a day / 7 days a week

Outside the USA, US territories & Canada, call 1.781.575.2300 via a touch tone phone. Standard rates will apply.

Instructions:

1.	Call toll-free 1.800.652.VOTE (8683) within the USA, US territories & Canada. Outside the USA, US territories & Canada, call 1.781.575.2300.

2.	Follow the instructions provided by the recorded message.

Herbalife Nutrition Ltd.

Notice of Annual General Meeting of Shareholders

Date:	Wednesday, April 24, 2019

Time:	8:30 a.m., Pacific Daylight Time

Place:	800 W. Olympic Blvd., Suite 406 Los Angeles, CA 90015

Record date:	February 26, 2019

Proxy voting:

All shareholders are cordially invited to attend the Annual General Meeting in person. See Part 1 —  “Information concerning solicitation and voting” for details on admission requirements to attend the Annual General Meeting.

However, to assure your representation at the Annual General Meeting, you are urged to vote promptly. You may vote your shares via a toll-free telephone number, over the Internet or by completing, signing and mailing the proxy card or voting instruction form provided to you. Please follow the instructions on the proxy card or voting instruction form provided to you.

Items of business:

1. Elect the 14 directors named in the Proxy Statement to the Board of Directors to serve until the 2020 annual general meeting of shareholders of the Company or until their successors are duly elected and qualified;

2. Approve, on an advisory basis, the compensation of the Company’s named executive officers; and

3. Ratify the appointment of the Company’s independent registered public accounting firm for fiscal year 2019.

Shareholders will also act upon such other matters as may properly come before the Annual General Meeting.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. Only shareholders of record at the close of business on February 26, 2019 are entitled to notice of, and to vote at, the Annual General Meeting and any subsequent adjournment(s) or postponement(s) thereof.

Availability of Materials:	The Proxy Statement and Annual Report to Shareholders are available at http://www.envisionreports.com/HLF.

NOTICE IS HEREBY GIVEN that the 2019 Annual General Meeting of Shareholders of Herbalife Nutrition Ltd., a Cayman Islands exempted company incorporated with limited liability, or the Company, will be held on Wednesday, April 24, 2019 at 8:30 a.m., Pacific Daylight Time, at 800 W. Olympic Blvd., Suite 406, Los Angeles, CA 90015.

Sincerely,

HENRY C. WANG

General Counsel and Corporate Secretary

Los Angeles, California

March 12, 2019

Proxy summary

This summary highlights information contained elsewhere in this Proxy Statement. You should carefully read this Proxy Statement in its entirety prior to voting on the proposals listed below and outlined herein. This Proxy Statement is dated March 12, 2019 and is first being made available to shareholders of Herbalife Nutrition Ltd., a Cayman Islands exempted company incorporated with limited liability, or the Company, on or about March 14, 2019. A Notice Regarding Internet Availability of Proxy Materials for the 2019 Annual General Meeting of Shareholders, or the Meeting, was mailed to shareholders of the Company on or about March 14, 2019.

Annual General Meeting of Shareholders

Date:	Wednesday, April 24, 2019

Time:	8:30 a.m., Pacific Daylight Time

Place:	800 W. Olympic Blvd., Suite 406 Los Angeles, CA 90015

Record date:	February 26, 2019

Voting:	Shareholders as of the record date are entitled to vote.

Admission to meeting: Proof of share ownership will be required to enter the Meeting. See Part 1 – “Information concerning solicitation and voting” for details on admission requirements to enter the Meeting.

Meeting agenda

1.	Elect the 14 directors named in the Proxy Statement to the Board of Directors to serve until the 2020 annual general meeting of shareholders of the Company or until their successors are duly elected and qualified;

2.	Approve, on an advisory basis, the compensation of the Company’s named executive officers; and

3.	Ratify the appointment of the Company’s independent registered public accounting firm for fiscal year 2019.

Shareholders will also act upon such other matters as may properly come before the Meeting.

Voting matters and vote recommendation

Our Board of Directors unanimously recommends that you vote on the proposals to be considered at the Meeting as follows:

Matter		Board vote recommendation	Page Reference (for more detail)
1.	Election of 14 directors named in this Proxy Statement to the Board of Directors to serve until the 2020 annual general meeting of shareholders of the Company or until their successors are duly elected and qualified	For each director nominee	12

2.	Advisory vote to approve the compensation of the Company’s named executive officers	For	24

3.	Ratification of the Company’s independent registered public accounting firm for fiscal year 2019	For	25

YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the Meeting, please take the time to vote. You may vote your shares via a toll-free telephone number, over the Internet or by completing, signing and mailing the proxy card or voting instruction form provided to you. Please follow the instructions on the proxy card or voting instruction form.

Proxy summary

Proxy Statement table of contents

Table of Contents	i

Part 5. Security ownership of certain beneficial owners and management

Beneficial ownership	58

Part 6. Certain relationships and related transactions

Transactions prior to Related Party Transaction Policy	61

Other transactions	62

ii	Table of Contents

Part 1	Our annual general meeting of shareholders

Information concerning solicitation and voting

Place, time and date of meeting.    This Proxy Statement is being furnished to the Company’s shareholders in connection with the solicitation of proxies on behalf of our Board of Directors for use at the Meeting to be held on Wednesday, April 24, 2019 at 8:30 a.m., Pacific Daylight Time, and at any subsequent adjournment(s) or postponement(s) thereof, for the purposes set forth herein and in the accompanying Notice of Annual General Meeting of Shareholders. The Meeting will be held at 800 W. Olympic Blvd., Suite 406, Los Angeles, CA 90015. Our telephone number is (213) 745-0500.

Record date and voting securities.    Only shareholders of record at the close of business on February 26, 2019, or the Record Date, or duly authorized proxy holders of such shareholders of record, are entitled to notice of, and to vote at, the Meeting. The Company has one series of common shares, or Common Shares, outstanding. As of the Record Date, 152,894,238 Common Shares were issued and outstanding and held of record by 526 registered holders.

Voting.    Each shareholder is entitled to one vote for each Common Share held on the Record Date on all matters submitted for consideration at the Meeting. A quorum, representing the holders of not less than a majority of the issued and outstanding Common Shares entitled to vote at the Meeting, must be present in person or by proxy at the Meeting for the transaction of business. Common Shares that reflect abstentions are treated as Common Shares that are present and entitled to vote for the purposes of establishing a quorum and determining the outcome of any matter submitted to the shareholders for a vote that requires the approval of a specified percentage of shares present and entitled to vote.

“Broker non-votes” are Common Shares held in “street name” through a broker or other nominee over which the broker or nominee lacks discretionary power to vote and for which the broker or nominee has not received specific voting instructions. Thus, if you do not give your broker or nominee specific instructions, your Common Shares may not be voted on certain matters. Common Shares that reflect “broker non-votes” are treated as Common Shares that are present and entitled to vote for the purposes of establishing a quorum. However, for the purposes of determining the outcome of any matter as to which the broker or nominee has indicated on the proxy that it does not have discretionary authority to vote, those Common Shares will be treated as not present and not entitled to vote with respect to that matter, even though those Common Shares are considered present and entitled to vote for the purposes of establishing a quorum and may be entitled to vote on other matters.

If you are a beneficial shareholder and your broker or nominee holds your Common Shares in its name, the broker or nominee is permitted to vote your Common Shares with respect to proposal 3, which involves the ratification of the appointment of the Company’s independent registered public accounting firm, even if the broker or nominee does not receive voting instructions from you.

Directors are elected under a majority voting standard in uncontested director elections (i.e., an election where the number of persons nominated for election does not exceed the number of directors to be elected). The election of directors at the Meeting constitutes an uncontested director election. Under a majority voting standard in uncontested director elections, each vote is required to be counted “for” or “against” a director nominee’s election. In order to be elected, the votes cast “for” such nominee’s election must exceed the number of votes cast “against” such nominee’s election. Abstentions and “broker non-votes” will not affect the outcome of the election of directors.

In respect of proposals 2 and 3, which involve an advisory vote on the compensation of the Company’s named executive officers and ratification of the appointment of the Company’s independent registered public accounting firm, respectively, each proposal must receive the affirmative vote of a majority of the Common Shares present or represented by proxy and entitled to vote on such matter. In respect of determining the outcome of proposals 2 and 3, abstentions have the effect of a vote “against” while “broker non-votes” will not affect the outcome of either proposal.

The results of the advisory vote on the compensation of the Company’s named executive officers are not binding on the Board of Directors.

Our annual general meeting of shareholders	1

Revocability of proxies.    Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by either: (a) delivering to the Corporate Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date; (b) granting a subsequent proxy through the Internet or telephone; or (c) attending the Meeting and voting in person. However, please note that if you would like to vote at the Meeting and you are not the shareholder of record, you must request, complete and deliver a proxy from your broker or other nominee.

Proxy solicitation.    The Company bears the expense of printing and mailing proxy materials. Proxies may be solicited by certain of our directors, officers and employees, without additional compensation, in person, by telephone, facsimile or electronic mail. We will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to the beneficial owners of Common Shares.

Meeting attendance.    Only shareholders of record and beneficial owners as of the Record Date, their authorized proxy holders, and invited guests of the Board of Directors may attend the Meeting.

If you are a shareholder of record, in order to be admitted to the Meeting, you will need to produce picture identification (such as a valid driver’s license or passport) and either a copy of a form of proxy card or a Notice showing your name and address. If you are a beneficial owner and you wish to vote in person at the Meeting, you will need to obtain a proxy from the shareholder of record. If you are a beneficial owner or other authorized proxy holder, in order to attend the Meeting, you will need both an admission ticket and picture identification (such as a valid driver’s license or passport). To obtain an admission ticket to the Meeting, please send your written request to our Corporate Secretary at c/o Herbalife International of America, Inc., 800 W. Olympic Blvd., Suite 406, Los Angeles, California 90015 or electronically by emailing corpsec@herbalife.com. Your request must be received on or before April 14, 2019 and include a copy of a form of proxy card or voting instruction form confirming your appointment as a proxy holder of a shareholder of record. In your request, please include the address where your admission ticket should be mailed to, and any special assistance needs. The Board requests that persons attending the Meeting observe a professional business dress code. The Company also does not permit the use of cameras or other recording devices at the Meeting.

Meaning of shareholder of record.    You are a shareholder of record only if your name is recorded on the Company’s register of members. If your name is not recorded on the Company’s register of members, any shares you hold in the Company are held beneficially. In this case you may still be entitled to direct the holder of your shares as to who should be appointed as proxy in respect of those shares and/or how to vote those shares on your behalf.

Shareholders who have purchased their shares on an exchange may hold those shares through a depository, in which case they are beneficial shareholders and not shareholders of record. If you hold your shares in “street name,” you are not a shareholder of record.

If you wish to inquire as to whether or not you are a shareholder of record, please contact our Corporate Secretary at c/o Herbalife International of America, Inc., 800 W. Olympic Blvd., Suite 406, Los Angeles, California 90015.

Additional information.    This Proxy Statement contains summaries of certain documents, but you are urged to read the documents yourself for complete information. The summaries are qualified in their entirety by reference to the complete text of the document. In the event that any of the terms, conditions or other provisions of any such document is inconsistent with or contrary to the description or terms in this Proxy Statement, such document will control. Each of these documents, as well as those documents referenced in this Proxy Statement as being available in print upon request, are available upon request to the Company by following the procedures described under Part 7 — “Annual report, financial and additional information.”

Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting of Shareholders To Be Held on April 24, 2019. The Proxy Statement and Annual Report to Shareholders are available at http://www.envisionreports.com/HLF.

2	Our annual general meeting of shareholders

Part 2	The board of directors

Director independence

Our Board of Directors has affirmatively determined that each of Messrs. Carmona, Christodoro, Dunn, Gary, Graziano, LeFevre, Lynn, Montelongo and Nelson and Mmes. Otero and Paláu-Hernández is independent under Section 303A.02 of the New York Stock Exchange, or the NYSE, Listed Company Manual and the Company’s Categorical Standards of Independence, which are included as part of our Principles of Corporate Governance. Our Principles of Corporate Governance are available on our website at www.herbalife.com by following the links through “Investor Relations” to “Corporate Governance.” The NYSE’s independence guidelines and the Company’s Categorical Standards include a series of objective tests, such as the person is not an employee of the Company and has not engaged in various types of business dealings involving the Company that would prevent the person from being an independent director. The Board of Directors has affirmatively determined that none of the foregoing directors had any relationship with the Company that would compromise his or her independence.

Messrs. Tartol and Mendoza are not independent due to their status as Herbalife Nutrition Members.

Messrs. Richard P. Bermingham and Keith Cozza, former directors who served on the Board through April 2018, were deemed independent under the NYSE listing standards and the Company’s Categorical Standards of Independence. Mr. Pedro Cardoso, a former director who served on the Board through April 2018, was not independent due to his status as an Herbalife Nutrition Member.

Dr. Carmona received $50,000 in speaking fees in 2018 as disclosed in the subsection “2018 Director Compensation”. We leverage Dr. Carmona’s professional experience as the 17th Surgeon General of the United States to provide training and education to Herbalife Nutrition Members at various Company-sponsored sales events, such as Extravaganzas. Additionally, Messrs. Christodoro, Cozza, Gary, Graziano, Lynn and Nelson are affiliated with the Icahn Parties (as defined in Part 3 — “Proposal 1: the election of directors”), which beneficially own approximately 35,227,904 Common Shares as of the Record Date. However, the Board of Directors affirmatively determined that such relationships did not compromise their independent judgment or their ability to act independent of the Company’s management.

Board meetings and attendance

During the fiscal year ended December 31, 2018, the Board of Directors held nine meetings. Each of our directors attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board of Directors during the period in which he or she served during 2018. Each director is expected to dedicate sufficient time, energy and attention to ensure the diligent performance of his or her duties, including attending meetings of the shareholders of the Company, the Board of Directors and committees of which he or she is a member. All current members of the Board of

Directors standing for election attended the Company’s 2018 annual general meeting of shareholders.

The independent members of the Board of Directors regularly meet in executive session, without the presence of management, which are held in conjunction with each regularly scheduled meeting of the Board of Directors. These executive sessions are led by the Lead Director. Additional meetings of the Board of Directors, executive sessions of non-management directors and sessions of independent directors may be held from time to time as required or determined to be necessary.

The board of directors	3

Board leadership

Mr. Johnson is the Chairman of the Board of Directors and was a member of the Company’s management in 2018, serving as Executive Chairman until January 2019. Mr. Johnson continues to be a member of the Company’s management after he re-assumed the role as our Chief Executive Officer, or CEO, beginning January 8, 2019. As Chairman and CEO, Mr. Johnson serves as a key link between the Board and other members of management. The Board believes having a board leadership structure featuring an executive as Chairman with a separate Lead Director best serves the interests of the Company and its shareholders because the Board believes that strong, independent Board leadership is a critical aspect of effective corporate governance.

The Lead Director is an independent director elected for a two-year term by the independent directors. The appointment is reconsidered biannually, concurrently with our annual general meeting of shareholders. The Lead Director chairs the Board meetings during all executive sessions and when the Chairman is unable to participate in Board meetings, and is a contact point for major shareholders and third parties who wish to contact the Board independently of the Chairman and CEO. Mr. Dunn has served as Lead Director since April 24, 2014 and was re-elected as Lead Director by the independent directors for a third two-year term, effective April 24, 2018. The responsibilities of the Lead Director include:

•	setting the agenda for and leading the regularly-held non-management and independent director sessions, and briefing the Chairman on any issues arising from those sessions;

•	coordinating the activities of the independent directors;

•	presiding at meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors;

•	acting as the principal liaison to the Chairman for the views and any concerns and issues of the independent directors;

•	reviewing the development of, revisions to and implementation of strategic plans and initiatives and facilitating explanation and communication in these areas between the Board and management;

•	advising on the flow of information sent to the Board, and reviewing the agenda, materials and schedule for Board meetings;

•	being available for consultation and communication with major shareholders, as appropriate;

•	maintaining close contact with the chairperson of each standing committee; and

•	performing other duties that the Board may from time to time delegate to assist the Board in the fulfillment of its responsibilities.

The Board periodically reviews the structure of the Board and Company leadership as part of the succession planning process.

The Board’s role in risk oversight

The full Board of Directors has the ultimate responsibility for risk oversight regarding the Company. The Board oversees a Company-wide approach to risk management, designed to enhance shareholder value and to support the achievement of strategic objectives and to improve long-term organizational performance. The first aspect of the Board’s approach to risk oversight is to determine the appropriate level of risk for the Company generally, followed by an assessment of the specific risks the Company faces and the steps management is taking to manage those risks. The full Board’s involvement in setting the Company’s business strategy facilitates those assessments, culminating in the development of a strategic plan that reflects the Board’s and management’s consensus as to appropriate levels of risk for specific aspects of the Company’s business and the appropriate measures to manage those risks. Additionally, the full Board of Directors participates in a periodic enterprise risk management assessment during its quarterly meetings. In this process, risk is assessed throughout the business with a focus on risks arising out of various aspects of the

Company’s strategic plan and its implementation, including financial, legal, compliance, operational/strategic and compensation risks. The Board also assesses its role in risk oversight throughout the Company’s business. In addition to the discussion of risk with the full Board at least once a year, the independent directors discuss risk management during executive sessions without management present with the Lead Director presiding.

While the full Board of Directors has the ultimate oversight responsibility for the risk management process, various Board committees also have responsibility for risk management in their respective focus areas. In particular, the audit committee focuses on financial risk, including internal controls, and assesses the Company’s risk profile with the Company’s internal auditors. The internal controls risk profile drives the internal audit plan for the coming year. The audit committee also reviews risks related to the Company’s cyber security matters and handles violations of the Company’s Code of Ethics and related corporate policies. Finally, the compensation committee periodically

4	The board of directors

reviews compensation practices and policies to confirm that they do not encourage excessive risk-taking. Management regularly reports on these risks to the relevant committee or the full Board, as appropriate, and additional review or reporting on enterprise risks is conducted as needed or as requested by the Board or the relevant committee.

Herbalife Nutrition corporate social responsibility program

Herbalife Nutrition is leading the nutrition industry in a variety of ways including through our corporate social responsibility programs that are focused on nutrition and building thriving and vibrant communities. With close to forty years of experience in the nutrition industry, the full force of the Company’s expertise is directed at improving the living conditions for some of the world’s most vulnerable populations. Likewise, our experience in providing people with economic opportunities is also being utilized as we help address other pressing issues confronting communities, such as the complex needs of homeless populations around the world. Furthermore, by combining the Company’s know-how and resources with the expertise, insight and infrastructure of some of the world’s most preeminent non-profit organizations, the Company is able to have an even greater impact.

The Company and the Herbalife Nutrition Foundation, or HNF, are dedicated to improving the lives of communities around the world by providing healthy nutrition and nutrition education to children and communities in need.

HNF supports over 140 community-based Casa Herbalife Nutrition partners around the globe that help bring good nutrition to socially vulnerable communities and aid to organizations focused on promoting access, education and empowerment of good nutrition and general wellness. More than 100,000 children in 50 countries around the globe receive support for healthy nutrition every year from HNF.

•	The Company and HNF also support global and national nonprofit organizations focused on bringing good nutrition and improving the health and wellness to communities in need, such as the World Food Program USA, American Cancer Society, and the American Red Cross. For example, in addition to much-needed financial support, we support the American Red Cross by providing the organization with our Protein Deluxe Bars that are provided to individuals donating blood at 120 blood donation centers and to individuals and first-responders at disaster relief centers.

Worldwide, our independent distributors and employees volunteer their time and donate to programs that promote good nutrition and active lifestyles, including the HNF’s Casa Herbalife Nutrition programs and our community partners.

•	In 2018, HNF granted more than $3.5 million to Casa Herbalife Nutrition programs and disaster relief efforts around the world.

•	In 2018 HNF expanded its partnerships with local charities, opening seven new Casa Herbalife Nutrition programs in Australia, Malaysia, New Zealand, Singapore, South Korea, and two in Vietnam. Furthermore, in 2018 HNF announced a commitment of an additional $1 million to expand its Casa Herbalife Nutrition program to more than 20 new community partners around the world.

Herbalife Nutrition is built upon a diverse global community of millions of customers, independent distributors and employees in more than 94 countries. In addition to providing financial resources and volunteering our time, we also partner with organizations that empower underserved populations.

•	The Company designated February as its annual “Global Month of Purpose,” creating opportunities for the Company’s employees and independent distributors to volunteer in underserved communities, complementing its already robust year-round volunteer programs.

•	For more than 35 years, Herbalife Nutrition has proudly supported Hispanic and Latinx organizations that promote nutrition, health and wellbeing and empowering opportunity. In 2018, the company supported more than a dozen national and regional Latinx and Hispanic organizations.

The Company is also focused on a variety of sustainability initiatives and continuously examines additional ways to improve its manufacturing and delivery systems.

•	The number one ingredient in many of our products is soy. Soy is a sustainable plant-based protein, grown and farmed with fewer environmental resources per acre than animal protein. It has a lower carbon footprint, more efficient land use and uses less water than animal-based protein.

•	The Company has reduced the amount of plastic used in primary containers, reducing polyethylene plastic usage in such containers by over 3 million pounds since 2008.

•

We have reduced the use of harmful packaging material in our distribution operations and primary packaging of our products, especially in the United States and Europe. We also have numerous successful and ongoing initiatives to reduce the use of cardboard in our operations. By using advanced manufacturing technology in our company-owned manufacturing facilities, we have dramatically reduced the time, energy,

The board of directors	5

wasted packaging materials and resources need to produce our products.

Please note that certain statistics and metrics contained in this section are estimates and may be based on assumptions or developing standards.

6	The board of directors

2018 Director compensation

The table below summarizes the compensation paid by the Company to non-management directors for the fiscal year ended December 31, 2018.

Name	Fees earned or paid in cash ($)	Equity awards ($)(1)	All other compensation ($)		Total ($)
Richard P. Bermingham(2)	44,400	—	—		44,000
Pedro Cardoso(2)	31,200	—	1,273,885	(3)	1,305,085
Dr. Richard Carmona	112,400	134,987	50,000	(4)	297,387
Jonathan Christodoro	119,700	134,987	—		254,687
Keith Cozza(2)	30,700	—	—		30,700
Jeffrey T. Dunn	143,500	159,951	—		303,451
Hunter C. Gary	110,200	134,987	—		245,187
Nicholas Graziano(2)	75,500	134,987	—		210,487
Alan LeFevre(2)	89,200	134,987	—		224,187
Jesse A. Lynn	120,600	134,987	—		255,587
Juan Miguel Mendoza(2)	68,600	134,987	1,284,971	(5)	1,488,558
Michael Montelongo	121,500	134,987	—		256,487
James L. Nelson	140,500	134,987	—		275,487
Maria Otero	131,500	134,987	—		266,487
Margarita Paláu-Hernández(2)	68,600	134,987	—		203,587
John Tartol	98,800	134,987	1,643,457	(6)	1,877,244

(1)	Amounts represent the aggregate grant date fair value of the relevant award(s) presented in accordance with ASC Topic 718, “Compensation—Stock Compensation.” See note 9 of the notes to consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 regarding assumptions underlying the valuation of equity awards.

(2)	Messrs. Bermingham, Cardoso and Cozza did not stand for re-election at our 2018 annual general meeting of shareholders, and their terms accordingly ended on April 24, 2018. Messrs. Graziano, LeFevre, Mendoza, and Ms. Paláu-Hernández were newly elected to the Board of Directors at our 2018 annual general meeting of shareholders.

(3)	Amount includes $36,000 in fees for speaking at Herbalife Nutrition events and $1,237,885 in compensation under the Company’s Marketing Plan resulting from Mr. Cardoso’s activities as an Herbalife Nutrition Member.

(4)	Amount represents fees for speaking at Herbalife Nutrition events.

(5)	Amount includes $28,000 in fees for speaking at Herbalife Nutrition events and $1,256,971 in compensation under the Company’s Marketing Plan resulting from Mr. Mendoza’s activities as an Herbalife Nutrition Member.

(6)	Amount includes $4,000 in fees for speaking at Herbalife Nutrition events and $1,639,457 in compensation under the Company’s Marketing Plan resulting from Mr. Tartol’s activities as an Herbalife Nutrition Member.

Effective April 24, 2018, each non-management director receives (i) $100,000 per year for services as a director and $10,000 for each Board committee on which the director served, (ii) $25,000 per year for the Lead Director for additional services provided, (iii) $20,000 per year for the chair of the audit committee and the chair of the implementation oversight committee for additional services provided, and (iv) $15,000 per year for the chair of the compensation committee and the chair of the nominating and corporate governance committee for additional services provided.

Effective April 24, 2018, Directors ceased receiving meeting attendance compensation.

Prior to April 24, 2018, each non-management director received (i) $85,000 per year for services as a director and $5,000 for each Board committee on which the director served, an additional $20,000 per year for the Lead Director, an additional $15,000 per year for the chair of the audit committee and the chair of the implementation and oversight committee, an additional $10,000 per year for the chair of the compensation committee and the

The board of directors	7

chair of the nominating and corporate governance committee, (ii) $1,500 for each Board meeting attended by the director in person or $1,000 per Board meeting attended telephonically, (iii) $3,000 for each audit committee meeting attended either in person or telephonically, (iv) $2,000 for each compensation committee and for each nominating and corporate governance committee meeting attended either in person or telephonically, and (v) $1,000 for each implementation and oversight committee meeting attended either in person or telephonically.

Cash fees with respect to Board or committee membership or service as the Lead Director or a committee chair are paid ratably assuming 12 consecutive months of service from the date the particular membership or service commences. Cash fees for attending Board or committee meetings were paid in the following month after the meeting date. Non-management directors also receive an annual equity grant pursuant to the Company’s Amended and Restated Independent Deferred Compensation and Stock Unit Plan, which is part of the Herbalife Ltd. 2014 Stock Incentive Plan, as it may be amended from time to time, in the form of restricted stock units, or RSUs, with a grant date fair value (as determined for financial reporting purposes) of $135,000 (rounded down to the nearest whole unit) that vests on April 15, 2019. The Lead Director also receives an equity grant, or the Lead Director Equity Grant, in the form of RSUs with a grant date fair value of $25,000 (rounded down to the nearest whole unit) per each year of his two-year term, which vests annually the following year. The Lead Director Equity Grant made in 2018 will vest on April 15, 2019.

The table below summarizes the equity-based awards held by non-management directors who served on the Company’s Board of Directors in 2018, as of December 31, 2018.

Name	Options/Stock Appreciation Rights				Stock Unit Awards

	Number of securities underlying unexercised options/SARs (#) exercisable	Number of securities underlying unexercised options/SARs (#) un-exercisable	Exercise price ($)	Expiration date	Number of Shares or units of stock that have not vested (#)	Market value of Shares or units of stock that have not vested(1) ($)

Richard P. Bermingham(2)	—	—	—	—	—	—

Pedro Cardoso(2)	15,006	—	22.395	05/31/2019	—	—

Pedro Cardoso(2)	9,052	—	39.79	12/19/2020	—	—

Dr. Richard Carmona	9,052	—	39.79	12/19/2020	—	—

Dr. Richard Carmona	—	—	—	—	2,390	140,891

Jonathan Christodoro	9,052	—	39.79	12/19/2020	—	—

Jonathan Christodoro	—	—	—	—	2,390	140,891

Keith Cozza(2)	—	—	—	—	—	—

Jeffrey T. Dunn	15,006	—	22.395	05/31/2019	—	—

Jeffrey T. Dunn	9,052	—	39.79	12/19/2020	—	—

Jeffrey T. Dunn	—	—	—	—	2,390	140,891

Jeffrey T. Dunn	—	—	—	—	442	26,056

Hunter C. Gary	—	—	—	—	2,390	140,891

Nicholas Graziano	—	—	—	—	2,390	140,891

Alan LeFevre	—	—	—	—	2,390	140,891

Jesse Lynn	—	—	—	—	2,390	140,891

Juan Miguel Mendoza	—	—	—	—	2,390	140,891

Michael Montelongo	—	—	—	—	2,390	140,891

James L. Nelson	—	—	—	—	2,390	140,891

Maria Otero	9,052	—	39.79	12/19/2020	—	—

Maria Otero	—	—	—	—	2,390	140,891

Margarita Paláu-Hernández	—	—	—	—	2,390	140,891

John Tartol	15,006	—	22.395	05/31/2019	—	—

John Tartol	9,052	—	39.79	12/19/2020	—	—

John Tartol	—	—	—	—	2,390	140,891

(1)	Market value based on the closing price of a Common Share on the NYSE on December 31, 2018 of $58.95.
(2)	Former member of the Board.

8	The board of directors

Stock ownership guidelines

The Company has adopted stock ownership guidelines applicable to each named executive officer and non-management director. Our CEO is encouraged to acquire and hold Common Shares and/or vested equity awards with an aggregate value equal to five times his base salary within five years of his appointment to such position. Our other named executive officers are encouraged to acquire and hold Common Shares and/or vested equity awards with an aggregate value equal to two times their respective base salaries within five years following their respective designation as a named executive officer. Until October 2018, each non-management director was encouraged to hold

Common Shares and/or vested equity awards with a value equal to five times such director’s annual retainer within two years of such director’s appointment or election to the Board of Directors. In October 2018, the Board of Directors approved an update to this guideline to allow non-management directors up to five years from the date of such director’s appointment or election to the Board of Directors to achieve the desired stock ownership guidelines, which aligns with the Company’s stock ownership guidelines for named executive officers. As of the date of this Proxy Statement, all non-management directors and named executive officers are in compliance with the current guidelines.

Shareholder communications with the board of directors

Shareholders and other parties interested in communicating directly with the Board of Directors, non-management or independent directors as a group or individual directors, including the Lead Director in his capacity as such, may do so by writing to our Corporate Secretary at c/o Herbalife International of America, Inc., 800 W. Olympic Blvd., Suite 406, Los Angeles, California 90015, or by email to corpsec@herbalife.com, indicating to whose attention the communication should be directed. Under a process approved by the Board of Directors for handling communications received by the Company and addressed to non-management or independent directors, the Corporate Secretary of the Company reviews all such correspondence and forwards to members of the audit committee a summary and/or copies of any such correspondence that, in the opinion of the Corporate Secretary, deal with the functions of the Board of Directors or committees thereof, or that he otherwise determines requires their attention. Directors may at any time review a log of all communications received by the Company and addressed to members of the Board of Directors and request copies of any such correspondence. Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of the Company’s internal audit department and handled in accordance with procedures established by the audit committee with respect to such matters.

Committees of the board

Our Board of Directors has a standing audit committee, nominating and corporate governance committee, and compensation committee. Our Board of Directors has also constituted the implementation oversight committee as discussed below.

Audit committee

The audit committee currently consists of Messrs. LeFevre, Dunn and Nelson. From January 1, 2018 until April 24, 2018, the audit committee consisted of Messrs. Bermingham, Montelongo and Nelson. Each director who served on the audit committee in 2018 is independent as discussed under “Director Independence.” As required by Rule 303A.07 of the NYSE Listed Company Manual, the Board of Directors has affirmatively determined that each of Messrs. LeFevre, Dunn and Nelson is “financially literate”, and that Mr. LeFevre is an “audit committee financial expert,” as defined in Item 407(d)(5) of Regulation S-K.

The Board also determined that former audit committee members Messrs. Bermingham and Montelongo were “financially literate” as required by Rule 303A.07 of the NYSE Listed Company Manual, and that Mr. Bermingham was an “audit committee financial expert,” as defined in Item 407(d)(5) of Regulation S-K.

The principal duties of the audit committee include the following:

•	to monitor the integrity of the Company’s financial reporting process and systems of internal controls regarding finance, accounting and reporting;

•	to monitor the independence and performance of the Company’s independent auditors and internal auditing department; and

•	to provide an avenue of communication among the independent auditors, management, the internal auditing department and the Board of Directors.

The board of directors	9

Our Board of Directors has adopted a written charter for the audit committee which is available on the Company’s website at www.herbalife.com by following the links through “Investor Relations” to “Corporate Governance,” and in print to any shareholder who requests it as set forth under Part 7 —“Annual report, financial and additional information.” In 2018, the audit committee met thirteen times.

Nominating and corporate governance committee

The nominating and corporate governance committee currently consists of Ms. Otero and Messrs. Carmona, Christodoro and Lynn. Mr. Dunn served on the nominating and corporate governance committee from January 1, 2018 until April 24, 2018. Ms. Otero was appointed to the committee on April 24, 2018.

Each director who served on the nominating and corporate governance committee in 2018 is independent as discussed under the subsection “Director Independence.” The principal duties of the nominating and corporate governance committee are as follows:

•	to recommend to the Board of Directors proposed nominees for election to the Board of Directors both at annual general meetings and to fill vacancies that occur between annual general meetings; and

•	to review and make recommendations to the Board of Directors regarding the Company’s corporate governance matters and practices.

In identifying candidates to serve on the Board, the nominating and corporate governance committee first determines the evolving needs of the Board taking into account such factors as it deems appropriate. Such factors include, among others, the current composition of the Board of Directors, the range of talents, experiences and skills that would best complement those already represented on the Board of Directors, the balance of management and independent directors and the need for financial or other specialized expertise, as discussed in greater detail under Part 3 — “Proposal 1: The Election of Directors — Director Qualifications.” The nominating and corporate governance committee also considers candidates for director suggested by its members and other directors, as well as by management and shareholders. The nominating and corporate governance committee may also retain a third-party executive search firm on an ad-hoc basis to identify and review candidates upon request of the committee from time to time.

If the nominating and corporate governance committee decides, on the basis of its preliminary review, to proceed with further consideration, the committee members, as well as other directors as appropriate, interview the nominee. After completing this evaluation and interview, the nominating and corporate governance committee makes a recommendation to the full Board of Directors, which makes the final determination whether to nominate the candidate after considering the nominating and corporate governance committee’s report.

A shareholder who wishes to recommend a prospective nominee for the Board of Directors pursuant to the provisions of the Company’s Amended and Restated Memorandum and Articles of Association, or the Articles, should notify the Corporate Secretary in writing with the appropriate supporting materials, as more fully described under Part 7 — “Shareholder nominations.”

The Board of Directors has adopted a written charter for the nominating and corporate governance committee, which is available on the Company’s website at www.herbalife.com by following the links through “Investor Relations” to “Corporate Governance” or in print to any shareholder who requests it as set forth under Part 7 — “Annual report, financial and additional information.” In 2018, the nominating and corporate governance committee met six times.

Compensation committee

The compensation committee currently consists of Messrs. Montelongo, Gary and Graziano and Mme. Paláu-Hernández. From April 24, 2018 until February 7, 2019, the compensation committee consisted of Messrs. Montelongo, Dunn, Gary and Graziano. From January 1, 2018 until April 24, 2018, the compensation committee consisted of Mme. Otero and Messrs. Bermingham, Christodoro, and Gary. Each director who served on the compensation committee in 2018 is independent as discussed under the subsection “Director Independence.” The principal duties of the compensation committee include the following:

•	to oversee and approve compensation policies and programs;

•	to review and approve corporate goals and objectives relevant to the compensation of the Company’s CEO and other executive officers;

•	to evaluate the performance of the CEO and recommend the compensation level of the CEO for approval by the independent members of the Board of Directors;

•	to evaluate the performance of certain executive officers and, considering the CEO’s recommendations, set the compensation level for such executive officers;

•	to administer existing incentive compensation plans and equity-based plans;

•	to oversee regulatory compliance with respect to executive compensation matters; and

•	to review the compensation of directors.

10	The board of directors

Among other duties, the compensation committee is responsible for making the initial risk assessment of the Company’s compensation programs and determining whether those programs require modification to remain consistent with the Board’s determinations as to the levels of risk that are appropriate for the Company. In its assessment, the compensation committee reviewed the Company’s compensation structure and noted numerous ways in which risk is potentially mitigated by practices and policies that include: the balanced mix between short- and long-term incentives; the use of multiple performance measures for the CEO’s annual incentive awards; strong internal controls; the use of stock ownership guidelines; and the existence of an anti-hedging policy. In light of its analysis, the compensation committee believes that the architecture of the Company’s compensation programs provides various safeguards to protect against undue risk-taking.

Our Board of Directors has adopted a written charter for the compensation committee which is available on the Company’s website at www.herbalife.com by following the links through “Investor Relations” to “Corporate Governance” or in print to any shareholder who requests it as set forth under Part 7 — “Annual report, financial and additional information.” In 2018, the compensation committee met four times.

Implementation oversight committee

On July 28, 2016, the Board of Directors established the implementation oversight committee to oversee the implementation of the Federal Trade Commission’s Consent Order entered into on July 15, 2016, or the Consent Order. The implementation oversight committee is comprised of independent members of the Board of Directors and was initially set to exist for a period of two years, unless otherwise determined by the Board of Directors. On July 23, 2018, the Board of Directors approved an amendment to the charter of the implementation oversight committee to extend the committee’s existence until the committee or the Board of Directors determines otherwise. Mr. Nelson serves as chair, and Ms. Otero and Messrs. Christodoro and Lynn serve as members, of the implementation and oversight committee. Mr. Christodoro was appointed to the committee on April 24, 2018. For more information regarding the Consent Order, see note 7, Contingencies, of the notes to consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018.

Compensation committee interlocks and insider participation

During the fiscal year ended December 31, 2018, Mme. Otero and Messrs. Bermingham, Montelongo, Christodoro, Dunn, Gary and Graziano served on the compensation committee of the Board of Directors, as further outlined in “Committees of the board —

Compensation Committee”. During the fiscal year ended December 31, 2018, there were no relationships or transactions between the Company and any member of the compensation committee requiring disclosure hereunder.

The board of directors	11

Part 3	Proposals to be voted on at the meeting

Proposal 1: The election of directors

Generally

The Articles presently provide for not less than one nor more than 15 directors. The Board of Directors, or the Board, has, by resolution, presently fixed the number of directors at 14. There currently is a full complement of 14 members of the Board. Directors are elected at each annual general meeting of shareholders to hold office for one-year terms until the next annual general meeting of shareholders.

The Board has nominated each of Michael O. Johnson, Jeffrey T. Dunn, Richard H. Carmona, Jonathan Christodoro, Hunter C. Gary, Nicholas Graziano, Alan LeFevre, Jesse A. Lynn, Michael Montelongo, Juan Miguel Mendoza, James L. Nelson, Maria Otero, Margarita Paláu-Hernández and John Tartol for election as directors to serve one-year terms expiring at the 2020 annual general meeting. Each nominee is a current member of the Board. The nominations of Messrs. Christodoro, Gary, Graziano, Lynn, and Nelson were made pursuant to that certain Second Amended and Restated Support Agreement, or the Support Agreement, dated July 15, 2016, by and among the Company and Carl C. Icahn, Icahn Partners Master Fund LP, Icahn Offshore LP, Icahn Partners LP, Icahn Onshore LP, Beckton Corp., Hopper Investments LLC, Barberry Corp., High River Limited Partnership, Icahn Capital LP, IPH GP LLC, Icahn Enterprises Holdings L.P. and Icahn Enterprises G.P. Inc., or collectively, the Icahn Parties. A copy of the Support Agreement was filed by the Company in its current report on Form 8-K on July 15, 2016. In consideration of these nominations, the Icahn Parties have agreed to vote their Common Shares in favor of the Board’s nominees for director at the Meeting and thereafter for so long as any Icahn Party designee is a member of the Board. As of the Record Date, the Icahn Parties beneficially own approximately 35,227,904 Common Shares. The Support Agreement also includes standstill and voting provisions applicable to the Icahn Parties’ ownership of Common Shares. The Company did not receive any shareholder nominations for directors.

The persons named as proxies on the accompanying proxy card intend to vote the Common Shares as to which they are granted authority to vote for the election of the nominees listed hereunder. The form of proxy card does not permit shareholders to vote for a greater number of nominees than 14. Although the Board does not know of any reason why any nominee will be unavailable for election, in the event any nominee should be unavailable at the time of the Meeting, the proxies may be voted for a substitute nominee as selected by the Board of Directors or just for the remaining nominees, leaving a vacancy. Alternatively, the Board may reduce the size of the Board.

Director qualifications

The Board believes that the Board, as a whole, should possess a combination of skills, professional experience and diversity of backgrounds necessary to oversee the Company’s business. In addition, the Board believes that there are certain attributes that every director should possess, as reflected in the Board’s membership criteria discussed hereunder. Accordingly, the Board and the nominating and corporate governance committee consider the qualifications of directors and director candidates individually and in the broader context of the Board’s overall composition, as well as the Company’s current and future needs.

The nominating and corporate governance committee is responsible for developing and recommending Board membership criteria to the Board for approval. The criteria, which are set forth in the Company’s Principles of Corporate Governance, are available on the Company’s website, www.herbalife.com, by following the links through “Investor Relations” to “Corporate Governance,” and include business experience and skills, independence, judgment, integrity, the ability to commit sufficient time and attention to Board activities and the absence of potential conflicts with the Company’s interests. In addition, the nominating and corporate governance committee periodically evaluates the composition of the Board to assess the skills and experience that are currently represented on the Board, as well as the skills and experiences that the Board will find valuable in the future, given the Company’s current situation and strategic plans. The nominating and corporate governance committee seeks a variety of occupational, educational and personal backgrounds on the Board in order to obtain a range of viewpoints and perspectives and to enhance the diversity of the Board as a group in areas including professional

12	Proposals to be voted on at the meeting

experience, geography, race, gender, ethnicity and age. This periodic assessment of the Board’s composition enables the Board to update the skills and experience it seeks in the Board as a whole, and in individual directors, as the Company’s needs evolve and change over time and to assess the effectiveness of efforts at pursuing diversity. In identifying director candidates from time to time, the nominating and corporate governance committee may establish specific skills and experiences that it believes the Company should seek in order to constitute a balanced and effective Board.

In evaluating director candidates, and considering incumbent directors for re-nomination to the Board, the nominating and corporate governance committee considers a variety of factors. These include each nominee’s independence, financial literacy, personal and professional accomplishments and experience, each in light of the composition of the Board as a whole and the needs of the Company in general, and for incumbent directors, past performance on the Board. The nominating and corporate governance committee also considers the terms of the Support Agreement. The process undertaken by the nominating and corporate governance committee in recommending qualified director candidates is described in Part 2 under “Committees of the board — Nominating and corporate governance committee.”

Proposals to be voted on at the meeting	13

Set forth below is biographical information about the 14 nominees standing for election at the Meeting, including each such person’s specific experience, qualifications, attributes and skills that led our Board of Directors to conclude that such individual should serve on our Board of Directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES NAMED IN THIS PROXY STATEMENT TO THE BOARD OF DIRECTORS.

Nominees for Election as Directors

Michael O. Johnson Age 64 Director since 2003

Mr. Johnson currently serves as the Company’s Chairman and Chief Executive Officer, and has held such positions since 2007 and January 2019, respectively. He previously served as the Company’s Executive Chairman from June 2017 until January 2019 and as the Company’s Chief Executive Officer from April 2003 until May 2017. Prior to joining the Company, Mr. Johnson spent 17 years with The Walt Disney Company, where he served as President of Walt Disney International, and also served as President of Asia Pacific for The Walt Disney Company and President of Buena Vista Home Entertainment. Mr. Johnson has also served as a publisher of Audio Times magazine, and has directed the regional sales efforts of Warner Amex Satellite Entertainment Company for three of its television channels, including MTV, Nickelodeon and The Movie Channel. Mr. Johnson formerly served as a director of Univision Communications, Inc., a television company serving Spanish-speaking Americans, until March 2007, and on the Board of Regents for Loyola High School of Los Angeles. Mr. Johnson received his Bachelor of Arts in Political Science from Western State College.

Mr. Johnson’s qualifications to serve on our Board include his 14 years of experience as our Chief Executive Officer, his 12 years of experience as our Chairman of the Board, and his significant experience in international business matters.

Jeffrey T. Dunn Age 61 Director since 2009 Lead Director since 2014

Mr. Dunn has served as a venture partner at Acre Venture Partners, a venture capital fund, since February 2016 and an operating partner of Butterfly Equity Partners, a private equity firm, since January 2018. Mr. Dunn has also served on the board of directors of Pacifico Aquaculture, a company specializing in sustainable ocean-raised aquaculture, since October 2018. Mr. Dunn previously served as the Chief Executive Officer of Juicero, Inc., a manufacturer of commercial grade juicers and related customer support applications, from October 2016 until November 2017. Prior to joining Juicero, Inc., Mr. Dunn was President of Campbell Fresh, a division of Campbell Soup Company, where he led the launch of the company’s premium juice and salad dressing businesses, a position he assumed in February 2015. Before joining Campbell Soup Company, Mr. Dunn was Chief Executive Officer and President of Wm. Bolthouse Farms, Inc., a company he joined in May 2008. Prior to joining Wm. Bolthouse Farms Inc., he was President and Chief Executive Officer of Ubiquity Brands, a rollup of several regional snack food businesses. Mr. Dunn also held various leadership roles within The Coca-Cola Company, including serving as President of Coca-Cola North America from 2000 until 2004. He earned a bachelor’s degree in business from the University of Georgia and an MBA in management from Pepperdine University.

Mr. Dunn’s qualifications to serve on our Board include his significant consumer marketing experience, which is relevant to the Company’s business operations in selling and manufacturing packaged food and nutritional supplement products; his significant knowledge and experience regarding international business matters, which is relevant to the Company in light of its operations across 94 countries worldwide; and his service as a chief executive officer, which helps the Board better understand management’s day-to-day actions and responsibilities.

14	Proposals to be voted on at the meeting

Dr. Richard Carmona Age 69 Director since 2013

Dr. Carmona has served as Chief of Health Innovations of Canyon Ranch, a life-enhancement company, since August 2017. He previously served as Vice Chairman of Canyon Ranch, Chief Executive Officer of the Canyon Ranch Health division, and the president of the nonprofit Canyon Ranch Institute, from October 2006 until August 2017. Dr. Carmona is also a Distinguished Professor of Public Health at the Mel and Enid Zuckerman College of Public Health at the University of Arizona. Prior to joining Canyon Ranch, Dr. Carmona served as the 17th Surgeon General of the United States from August 2002 through July 2006. Previously, he was Chairman of the State of Arizona Southern Regional Emergency Medical System; a professor of surgery, public health, and family and community medicine at the University of Arizona; and surgeon and deputy sheriff of the Pima County, Arizona, Sheriff’s Department. Dr. Carmona served in the U.S. Army and the Army’s Special Forces. Dr. Carmona is a director of Axon Enterprise Inc. and the Clorox Company.

Dr. Carmona’s qualifications to serve on our Board include his extensive experience in public health and clinical sciences. His commitment to prevention as an effective means to improve public health and reduce health care costs brings valuable and significant insight to the Board, and his experience serving on other public company boards adds a depth of knowledge as to best practices in corporate governance.

Proposals to be voted on at the meeting	15

Jonathan Christodoro Age 42 Director since 2013

Jonathan Christodoro is a Partner at Patriot Global Management, LP, an investment manager. Mr. Christodoro served as a Managing Director of Icahn Capital LP, the entity through which Carl C. Icahn manages investment funds, from July 2012 to February 2017. Mr. Christodoro was responsible for identifying, analyzing and monitoring investment opportunities and portfolio companies for Icahn Capital. Prior to joining Icahn Capital, Mr. Christodoro served in various investment and research roles at P2 Capital Partners, LLC, an investment manager, from March 2007 to July 2012. Mr. Christodoro began his career as an investment banking analyst at Morgan Stanley, where he focused on merger and acquisition transactions across a variety of industries. Mr. Christodoro has been a director of: Sandridge Energy, Inc., or Sandridge, an oil and natural gas exploration and production company, since June 2018; Xerox Corporation, or Xerox, a provider of document management solutions, from June 2016 to December 2017 and re-appointed in May 2018; PayPal Holdings, Inc., or PayPal, a technology platform company that enables digital and mobile payments worldwide, since July 2015; Lyft, Inc., or Lyft, a mobile ride-sharing application, since May 2015; and Enzon Pharmaceuticals, Inc., or Enzon, a biotechnology company, since October 2013 (and has been Chairman of the Board of Enzon since November 2013). Mr. Christodoro was previously a director of: Cheniere Energy, Inc., or Cheniere, a developer of natural gas liquefaction and export facilities and related pipelines, from August 2015 until August 2017; Hologic, Inc., or Hologic, a supplier of diagnostic, medical imaging and surgical products, from December 2013 to March 2016; eBay Inc., or eBay, a global commerce and payments company, from March 2015 to July 2015; Talisman Energy Inc., or Talisman, an independent oil and gas exploration and production company, from December 2013 to May 2015; and American Railcar Industries, Inc., a railcar manufacturing company, from June 2015 to February 2017. American Railcar Industries, Inc. was previously indirectly controlled by Carl C. Icahn. Mr. Icahn has or previously had non-controlling interests in each of Sandridge, Xerox, Cheniere, PayPal, eBay, Lyft, Hologic, Talisman, Enzon and Herbalife through the ownership of securities. Mr. Christodoro received an M.B.A. from the University of Pennsylvania’s Wharton School of Business with Distinction, majoring in Finance and Entrepreneurial Management. Mr. Christodoro received a B.S. in Applied Economics and Management Magna Cum Laude with Honors Distinction in Research from Cornell University. Mr. Christodoro also served in the United States Marine Corps.

Mr. Christodoro’s qualifications to serve on our Board include his service on other boards as well as his extensive investment, research and investment banking experience in a variety of industries. Mr. Christodoro was recommended by the Icahn Parties pursuant to the Support Agreement.

16	Proposals to be voted on at the meeting

Hunter C. Gary Age 44 Director since 2014

Mr. Gary has served as Senior Managing Director of Icahn Enterprises L.P., or IEP, a diversified holding company engaged in a variety of businesses, including investment, energy, automotive, food packaging, metals, real estate, home fashion and mining, and has been employed by IEP since November 2010. At IEP, Mr. Gary is responsible for monitoring portfolio company operations, implementing operational value enhancement as well as leading a variety of operational activities for IEP which focus on a variety of areas including, technology, merger integration, supply chain, organization transformation, real estate, recruiting, business process outsourcing, SG&A cost reduction, strategic IT projects, and executive compensation. Mr. Gary has served as President of IEP’s Real Estate segment since November 2013 and has led the Information Technology and Cybersecurity group at IEP since September 2015 while serving as President of Sfire Technology LLC (f.k.a. IEH Technology LLC) since December 2015. Mr. Gary has served as President and Chief Executive Officer of Cadus Corporation, or Cadus, a company engaged in the acquisition of real estate for renovation or construction and resale, from March 2014 until June 2018. Prior to both IEP and Cadus, Mr. Gary had been employed by Icahn Associates Corporation, or IA, an affiliate of IEP, in various roles since June 2003, most recently as the Chief Operating Officer of Icahn Sourcing LLC (n.k.a. Insight Portfolio Group LLC), a group purchasing organization focused on leveraging the aggregated spend of its collective members. Mr. Gary also served in a public governmental capacity from 2004 until 2008 as an elected City Council Member and Vice Mayor of Indian Creek Village in Florida. From 1997 to 2002, Mr. Gary worked, most recently as a Managing Director, at Kaufhof Warenhaus AG, a former subsidiary of the Metro Group, which was acquired by Hudson’s Bay Company.

Mr. Gary has been a director of: CVR Energy, Inc., or CVI, an independent petroleum refiner and marketer of high value transportation fuels, since September 2018; CVR Partners, L.P., or UAN, a nitrogen fertilizer company, since September 2018; Icahn Automotive Group LLC, or IAG;

and The Pep Boys — Manny, Moe & Jack, or PBYS, an automotive parts installer and retailer, since February 2016; Ferrous Resources Limited, or Ferrous, an iron ore mining company, since June 2015; PSC Metals Inc., or PSC, a metal recycling company, since May 2012; and WestPoint Home LLC, or WPH, a home textiles manufacturer, since June 2007. Mr. Gary has also been a member of the Executive Committee of ACF Industries LLC, a railcar manufacturing company, since July 2015.

Mr. Gary was previously a director of: CVR Refining, L.P., or CVRR, an independent downstream energy limited partnership, from September 2018 until February 2019; Tropicana Entertainment Inc., or TEI, a company that is primarily engaged in the business of owning and operating casinos and resorts, from March 2010 to October 2018; Cadus from February 2014 to June 2018; XO Holdings, or XO, a provider of telecom services, from September 2011 to January 2018; IEH Auto Parts LLC, or IEHAP, a distributor of automotive aftermarket parts, from June 2015 to May 2017; Federal-Mogul Holdings Corporation, or FDML, a supplier of automotive powertrain and safety components, from October 2012 to February 2016; Voltari Corporation, or VLTC, a company in the business of acquiring, financing and leasing commercial real properties, from October 2007 to September 2015; American Railcar Industries, Inc., or ARI, a railcar manufacturing company, from January 2008 to June 2015; and Viskase Companies Inc., or VKSC, a meat casing company, from August 2012 to June 2015.

ACF, ARI, Cadus, CVI, CVRR, IAG, FDML, Ferrous, IA, IEHAP, IEP, PBYS, PSC, TEI, UAN, VKSC, VLTC, WPH and XO are each indirectly controlled by Carl C. Icahn. Mr. Icahn also has a non-controlling interest in Herbalife through the ownership of securities.

Mr. Gary received his Bachelor of Science degree with senior honors from Georgetown University as well as a certificate of executive development from Columbia Graduate School of Business.

Mr. Gary’s qualifications to serve on our Board include his extensive experience dealing with operations and oversight matters for a variety of companies which, in addition to his experience as a director of various companies, enables him to advise our Board on a range of matters. Mr. Gary was recommended by the Icahn Parties pursuant to the Support Agreement.

Proposals to be voted on at the meeting	17

Nicholas Graziano Age 47 Director since 2018

Mr. Graziano has served as Portfolio Manager of Icahn Capital, the entity through which Carl C. Icahn manages investment funds, since February 2018. Mr. Graziano was previously the Founding Partner and Chief Investment Officer of the hedge fund Venetus Partners LP, where he was responsible for portfolio and risk management, along with day-to-day firm management, from June 2015 to August 2017. Prior to founding Venetus, Mr. Graziano was a Partner and Senior Managing Director at the hedge fund Corvex Management LP from December 2010 to March 2015. At Corvex, Mr. Graziano played a key role in investment management and analysis, hiring and training of analysts and risk management. Prior to Corvex, Mr. Graziano was a Portfolio Manager at the hedge fund Omega Advisors, Inc., where he managed a proprietary equity portfolio and made investment recommendations, from September 2009 until December 2010. Before Omega, Mr. Graziano served as a Managing Director and Head of Special Situations Equity at the hedge fund Sandell Asset Management, where he helped build and lead the special situations team responsible for managing a portfolio of concentrated equity and activist investments, from July 2006 to July 2009. Mr. Graziano has been a director of: Xerox Corporation, or Xerox, a provider of document management solutions, since May 2018; Herc Holdings Inc., or Herc, an equipment rental supplier, since May 2018; and Conduent Incorporated, or Conduent, a technology-led business process services company, since May 2018. Mr. Graziano previously served on the Board of Directors of each of: Fair Isaac Corporation (FICO) from February 2008 to May 2013; WCI Communities Inc., or WCI, from August 2007 to August 2009; and InfoSpace Inc., or InfoSpace, from May 2007 to October 2008. Sandell Asset Management had non-controlling interests in FICO and InfoSpace through the ownership of securities. Carl C. Icahn has or previously had non-controlling interests in each of Xerox, Herc, Conduent, and Herbalife through the ownership of securities.

Mr. Graziano completed a five year undergraduate/MBA program at Duke University earning a BA in Economics and an MBA from The Fuqua School of Business.

Mr. Graziano’s qualifications to serve on our Board include his service on other boards as well as his extensive investment, research and investment banking experience in a variety of industries. Mr. Graziano was recommended by the Icahn Parties pursuant to the Support Agreement.

Alan LeFevre Age 59 Director since 2018

Mr. LeFevre is the former Executive Vice President – Finance and Chief Financial Officer for Jarden Corporation, or Jarden, a leading provider of consumer products with a portfolio of over 120 brands sold globally, from June 2014 to April 2016. Prior to Jarden, from February 1997 to June 2014, Mr. LeFevre worked for Jarden Consumer Solutions, or JCS, a subsidiary of Jarden and formerly the Sunbeam Corporation, a manufacturer of home appliances. From April 2002 until June 2014, Mr. LeFevre was the Executive Vice President of Operations and Chief Financial Officer for JCS. In this role, in addition to his responsibilities over accounting and finance, Mr. LeFevre also led the Supply Chain, Manufacturing, Sourcing, Engineering, and Information Technology groups for JCS. From February 1997 to April 2002, Mr. LeFevre held positions of increasing responsibilities within the same business unit. Mr. LeFevre started his career with Arthur Andersen & Co. in 1982. Mr. LeFevre graduated with distinction from Valparaiso University with a Bachelor of Science in Business Administration degree and was a certified public accountant.

Mr. LeFevre’s qualifications to serve on our Board include his significant financial experience, which provides the Board with important knowledge regarding financial matters and operational and executive experience, which is relevant to the Company’s business operations.

18	Proposals to be voted on at the meeting

Jesse A. Lynn Age 48 Director since 2014

Mr. Lynn has been General Counsel of Icahn Enterprises L.P. (a diversified holding company engaged in a variety of businesses, including investment, energy, automotive, food packaging, metals, real estate, home fashion and mining) since January 2015. From September 2004 to January 2015, Mr. Lynn was Assistant General Counsel of Icahn Enterprises. Prior to joining Icahn Enterprises, L.P., Mr. Lynn worked as an associate in the New York office of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. in its business and finance department from February 2000 until September 2004. From September 1996 until February 2000, Mr. Lynn was an associate in the corporate group at Gordon Altman Butowsky Weitzen Shalov & Wein. Mr. Lynn previously served as a director of The Manitowoc Company, Inc., a capital goods manufacturer, from April 2015 to February 2018. Mr. Lynn received a B.A. in 1992 from the University of Michigan and a J.D. in 1996 from the Boston University School of Law.

Mr. Lynn’s qualifications to serve on our Board include his legal and finance experience gained both in private practice as well as his positions with Icahn Enterprises. Mr. Lynn was recommended by the Icahn Parties pursuant to the Support Agreement.

Juan Miguel Mendoza Age 45 Director since 2018

Mr. Mendoza has been an independent Herbalife distributor for 26 years and a member of the Company’s Chairman’s Club since 2013. He has been active in training independent Herbalife distributors around the world, and is a member of various strategy and planning groups for Herbalife.

Mr. Mendoza’s qualifications to serve on our Board include his 26 years of experience as an independent Herbalife distributor, which brings a first-hand understanding of the function and specific needs of our independent Herbalife distributors, the ultimate drivers of our business, to the Board. His tenure as a distributor also provides valuable insight into the Company’s growth and development over the 26-year period.

Proposals to be voted on at the meeting	19

Michael Montelongo Age 63 Director since 2015

The Honorable Michael Montelongo, a career soldier, presidential appointee, and corporate executive, has been President and Chief Executive Officer of GRC Advisory Services, LLC, a private board governance firm since July 2016. He is also a senior advisor at leadershipForward, Inc., a premier leadership performance firm and serves on the boards of the Larry H. Miller Management Corporation and Exostar LLC. Mr. Montelongo is an experienced c-level executive and board governance leader in commercial, government, and non-profit organizations with a service industry background in facilities and food service management, retail services, outsourced technical services, telecommunications, professional services, and aerospace/defense, including government service in the military, the U.S. Senate, the Pentagon, and the National Aeronautics and Space Administration (NASA). Focusing on strategy, financial and risk management (including cyber-risk), policymaking, and operations excellence for global commercial and public sector enterprises, he is recognized for leading change in large organizations.

Most recently, Mr. Montelongo served as chief administrative officer and senior vice president, public policy and corporate affairs for Sodexo, Inc., a quality of life services enterprise in North America from January 2008 until July 2016. He is a former George W. Bush White House appointee serving as the 19th assistant secretary for financial management and chief financial officer of the U.S. Air Force from August 2001 until March 2005 and concluded his tenure at the Pentagon as acting secretary of the Air Force. A public policy expert, he is a lifetime member of the Council on Foreign Relations. Before joining President Bush’s administration, Mr. Montelongo was an executive with a global management consulting firm, a regional telecommunications company, and completed a career in the U.S. Army that included line and staff assignments, a Congressional Fellowship in the U.S. Senate, and service as an assistant professor teaching economics and political science at West Point.

Mr. Montelongo earned his bachelor’s degree in science from West Point and an M.B.A. from Harvard Business School.

Mr. Montelongo’s qualifications to serve on our Board include his experience as a c-level executive and corporate governance leader for commercial, government, and non-profit organizations, which helps the Board better appreciate federal government and regulatory matters and understand management’s day-to-day actions and responsibilities; his current and past professional financial and audit committee experience, which provides the Board with important financial and compliance insight; his service with a global food service firm focused on health, wellness, and nutrition, which is relevant to the Company’s business operations in selling and manufacturing packaged food and nutritional supplement products; his significant experience regarding international business and global security matters, which is relevant to the Company in light of its operations across 94 countries worldwide; his standing in and deep knowledge of the U.S. Latino community and market and his experience on other private and public company boards, which adds a depth of knowledge to our Board as to best practices in corporate governance.

20	Proposals to be voted on at the meeting

James L. Nelson Age 69 Director since 2014

Mr. Nelson currently serves as Chief Executive Officer of Global Net Lease, Inc., or GNL, a publicly-traded real estate investment trust, a position he has held since July of 2017, and, since March of 2017, as a director of GNL. Mr. Nelson previously served as a member of GNL’s audit committee from March 2017 until July 2017. Mr. Nelson also serves as a director and member of the audit committee of Caesars Entertainment Corporation, a casino-entertainment company, since March 2019. Mr. Nelson was previously a director and member of the audit committee of Icahn Enterprises GP, or IEP, from June 2001 to March 2019; a director of New York REIT, Inc. from November 2015 until June 2017; a director and chairman of the audit committee of the Viskase Companies, Inc. from April 2003 through April 2010; a director of American Entertainment Properties Corp. from December 2003 until March 2013; a director of Tropicana Entertainment Inc. from March 2010 until May 2014, and a member of its audit committee from March 2010 until December 2013 and a member of its nominating and governance committee until his resignation in May 2014; a director of Orbitex Financial Services Group from August 1995 until March 2001; a director and as Chairman of the audit committee of Cequel Communications, an owner and operator of a large cable television system, from April 2008 to November 2012; a director and member of the audit committee of Take Two Interactive Software, Inc. a publisher, developer, and maker of video games and video game peripherals, from April 2010 through November 2013; a director and member of the compensation, governance and strategic alternatives committees of Voltari Corporation (f.k.a. Motricity Inc.) from June 2011 to September 2015, and as Chairman of Voltari’s board of directors from January 2012 to September 2015; a director of VII Peaks Co-Optivist Income BDC II, Inc., an externally managed, closed-end management investment company, from November 2013 until August 2014; a director of Ubiquity Corp from April 2014 until August 2014; and a director of Single Touch Systems, Inc. (now known as Sito Mobile Ltd.) from May 2013 until April 2014. Mr. Nelson was Chairman and Chief Executive Officer of Eaglescliff Corporation, a specialty investment banking, consulting and wealth management company, from 1986 until 2009. From March 1998 through 2003, he was Chairman and Chief Executive Officer of Orbit Aviation, Inc., a company engaged in the acquisition and completion of Boeing Business Jets for private and corporate clients; and from August 1995 until July 1999, Mr. Nelson was Chief Executive Officer and

Co-Chairman of Orbitex Management, Inc., a financial services company in the mutual fund sector.

Mr. Nelson brings to his service as a director his significant experience in leadership roles serving as Chief Executive Officer, Director and Chairman of audit committees. Mr. Nelson was recommended by the Icahn Parties pursuant to the Support Agreement.

Proposals to be voted on at the meeting	21

Maria Otero Age 68 Director since 2013

Ms. Otero currently serves on the board of Development Alternatives Inc. In 2009 she was nominated by President Obama and confirmed by the US Senate to serve as Undersecretary of State for Democracy and Global Affairs. On January 17, 2012, Secretary Clinton named Maria Otero as Undersecretary for Civilian Security, Democracy, and Human Rights, a newly created office and position at the State Department, where she served until 2013. During her time at the Department of State, Undersecretary Otero also served as the President’s Special Coordinator for Tibetan Issues. She became the highest ranking Hispanic official at the State Department and the first Latina undersecretary in its history. From 2000 to 2009 Ms. Otero served as President and CEO of Accion International, a global microfinance organization operating in 26 countries. In that capacity she chaired the board of Accion Investments, a global equity investment fund and represented Accion on the board of several microfinance banks. She was appointed by President Clinton to chair the board of the Inter-American Foundation and by President Bush to serve as vice-chair on the board of the US Institute of Peace. In 2006, she was appointed by Secretary General Kofi Annan to the U.N. Advisors Group on Inclusive Financial Sectors. Ms. Otero has served on the boards of The Kresge Foundation since 2013, the Public Welfare Foundation since 2013, Oxfam America since 2014, and the Smithsonian Institution National Portrait Gallery since 2016, and is a member of the Council of Foreign Relations. She also chaired the board of Bread for the World, and served on the boards of the Calvert Foundation and BRAC in Bangladesh. Ms. Otero also worked as an economist for Latin America and the Caribbean in the Women in Development Office of USAID.

Ms. Otero holds an M.A. in literature from the University of Maryland; an M.A. in International Relations from the Paul H. Nitze School of Advanced International Studies (SAIS), at the Johns Hopkins University; and holds an honorary Doctorate of Humane Letters from Dartmouth College.

Ms. Otero’s qualifications to serve on our Board include an expansive career focused on empowering those less fortunate around the world, her standing in and deep knowledge of the U.S. Latino community and market, and her leadership, extensive public service, microfinance and board governance experience which add a valuable breadth and depth of knowledge to the Board.

Margarita Paláu-Hernández Age 62 Director since 2018

Ms. Paláu-Hernández is the founder and Chief Executive Officer of Hernández Ventures, a private firm engaged in the acquisition and management of a variety of business interests in the United States and Mexico, a position she has held since November 1988. Prior to founding Hernández Ventures, Ms. Paláu-Hernández was an attorney with the law firm of McCutcheon, Black, Verleger & Shea, where she focused on domestic and international business and real estate transactions from September 1985 until August 1988. Most recently, Ms. Paláu-Hernández was appointed by President Donald Trump to serve as United States Representative to the Seventy-third Session of the General Assembly of the United Nations. Ms. Paláu-Hernández has been a director and member of the Compensation and Nominating and Corporate Governance Committees of ALJ Regional Holdings, Inc., a publicly traded holding company, since November 2015. She is also a member of the following non-profit commissions and boards: the Woodrow Wilson International Center for Scholars and the Consejo Mexicano de Asuntos Internacionales Commission on Building a Secure and Competitive U.S.-Mexico Border, since January 2017; Pacific Counsel on International Policy, since April 2017; Co-Chair of the Yale School of Management Council of Global Advisors, since March 2016; Ex-Officio member of the Yale School of Management Board of Advisors, since March 2016; Smithsonian National Latino Board, since August 2016; UCLA School of Law Board of Advisors, since October 2008; and Trustee Emeritus of the University of San Diego Board of Trustees, since December 2017. Ms. Paláu-Hernández also served on the University of San Diego Board of Trustees from September 2007 until July 2016.

Ms. Paláu-Hernández has a B.A. from the University of San Diego and a J.D. from the UCLA School of Law.

Ms. Paláu-Hernández’s qualifications to serve on our Board include her significant knowledge and experience regarding international business matters, which is relevant to the Company in light of its operations across 94 countries worldwide; her service as chief executive officer and her finance and legal experience gained both in her role at Hernández Ventures, and in her private legal practice; her standing in and deep knowledge of the U.S. Latino community and market; and her public company and non-profit leadership and experience which add valuable breadth and depth of knowledge to the Board.

22	Proposals to be voted on at the meeting

John Tartol Age 67 Director since 2005

Mr. Tartol has been an independent Herbalife distributor for 37 years and a member of the Company’s Chairman’s Club since 2000. He is active in training other independent Herbalife distributors all over the world and has served on various strategy and planning groups for Herbalife. He is also active on behalf of various charities in his community and worldwide on behalf of the Herbalife Nutrition Foundation. He has a Bachelor’s degree in finance from the University of Illinois.

Mr. Tartol’s qualifications to serve on our Board include his 37 years of experience as an independent Herbalife distributor, which brings a first-hand understanding of the function and specific needs of our independent Herbalife distributors, the ultimate drivers of our business, to the Board. His tenure as a distributor also provides valuable insight into the Company’s growth and development over the 37-year period.

Proposals to be voted on at the meeting	23

Proposal 2: Approve, on an advisory basis, the Company’s named executive officer compensation

Our executive compensation program is designed to attract, motivate and encourage a long-term commitment from talented and high-performing executives to lead the Company’s global success selling nutrition products including: food, dietary supplements and personal care products that are regulated at varying levels in the 94 countries where we operate through a direct selling independent sales organization. Our program is further designed to advance our shareholders’ interests in a manner that is consistent with our Company value of “operating with integrity and transparency.” The compensation program places strong emphasis on long-term sustainable growth and enhanced value for our shareholders through an annual equity grant program that rewards executives with the ability to participate in our share price appreciation and to share equally in potential downside if key targets that drive shareholder value are not achieved. By encouraging long-term performance and enhanced shareholder value, our executives are encouraged to operate our business with integrity, focusing on fostering strategic growth while being mindful to mitigate against risk. In addition to emphasizing long-term growth, our compensation program attracts talented executives by offering a competitive base salary and annual cash incentives, which encourages our executives to achieve short-term financial goals.

The vast majority of the compensation of the Company’s named executive officers — the officers identified in Part 4 — “Compensation discussion and analysis” — is tied to Company operating and share price performance. Volume Points, operating income and earnings per share (adjusted, as applicable) are used to determine executives’ annual incentive compensation. Long term incentives were provided to our named executive officers in 2018 in the form of an annual grant of restricted stock units, or RSUs, which are subject to service criteria, and performance share units, or PSUs, which are subject to performance and service criteria. These awards directly align the long-term interests of our executives with those of our shareholders.

At our 2018 annual general meeting, our shareholders expressed strong support for our 2017 executive compensation program, with approximately 98% of votes cast in favor of the advisory vote proposal. When designing our 2018 executive compensation program, the compensation committee of the Board of Directors, or the Committee, considered, among other things, the Company’s growth, profit and non-financial objectives, benchmarking against market practices, the Company’s financial performance, incentives that reward shareholder value creation and any shareholder feedback.

We believe that the Company’s financial performance is facilitated by the “pay for performance” design of our compensation program. Our program motivates our executives to deliver financial results, with the appropriate level of risk-taking, against three performance metrics in a manner that ultimately aligns with the realized growth of shareholder equity value.

Additional information regarding the Company’s compensation program applicable to the named executive officers is described in Part 4 — “Compensation discussion and analysis” and the related tables and narrative disclosure. For the reasons discussed above, the Board of Directors unanimously recommends that shareholders vote in favor of the following resolution:

“Resolved, that the shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed pursuant to Item 402 of Regulation S-K and described in the Compensation Discussion and Analysis, the compensation tables and the accompanying narrative disclosure, in the proxy statement.”

While the shareholder vote on the resolution is non-binding, the Board of Directors values the opinions that shareholders express in their votes and in any additional dialogue. It will consider the outcome of the vote and those opinions when making future compensation decisions. The next shareholder advisory vote on the Company’s executive compensation is expected to occur at the 2020 annual general meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ADVISORY RESOLUTION ON THE COMPANY’S NAMED EXECUTIVE OFFICER COMPENSATION.

24	Proposals to be voted on at the meeting

Proposal 3: Ratification of the appointment of independent registered public accounting firm

The audit committee has selected PricewaterhouseCoopers, or PwC, as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018. Services provided to the Company and its subsidiaries by PwC in fiscal years 2018 and 2017 are described below under “Fees to independent registered public accounting firm for fiscal years 2018 and 2017.” Additional information regarding the audit committee is set forth in the “Audit committee report.”

The Articles do not require that our shareholders ratify the selection of PwC as the Company’s independent registered public accounting firm. However, we are requesting ratification because we believe it is a matter of good corporate practice. If the Company’s shareholders do not ratify the selection, the audit committee will reconsider whether or not to retain PwC, but may, nonetheless, retain PwC as the Company’s independent registered public accounting firm. Even if the selection is ratified, the audit committee in its discretion may change the appointment at any time if it determines that the change would be in the best interests of the Company and its shareholders.

The Company has been advised that representatives of PwC will be present at the Meeting where they will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Audit committee report

The audit committee is responsible for monitoring our financial auditing, accounting and financial reporting processes and our system of internal controls, and selecting the independent registered public accounting firm on behalf of the Board of Directors. Our management has primary responsibility for our internal controls and reporting process. Our independent registered public accounting firm, PwC, is responsible for performing an independent audit of our consolidated financial statements and the effectiveness of our internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States), or the PCAOB, and issuing an opinion thereon. In this context, the audit committee met regularly and held discussions with management and PwC. Management represented to the audit committee that the consolidated financial statements for fiscal year 2018 were prepared in accordance with U.S. generally accepted accounting principles.

The audit committee hereby reports as follows:

•	The audit committee has reviewed and discussed the audited consolidated financial statements for fiscal year 2018 and accompanying management’s discussion and analysis of financial condition and results of operations with our management and PwC. This discussion included PwC’s judgments about the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

•	The audit committee also discussed with PwC the matters required to be discussed by Auditing Standard No. 1301, as adopted by the PCAOB.

•	PwC also provided to the audit committee the written disclosures and the letter required by the applicable requirements of the PCAOB regarding PwC’s communications with the audit committee concerning independence, and the audit committee has discussed with PwC the accounting firm’s independence. The audit committee also considered whether non-audit services provided by PwC during the last fiscal year were compatible with maintaining the accounting firm’s independence.

Based on the reviews and discussions referred to above, the audit committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2018, which have been filed with the Securities and Exchange Commission, or the SEC. The audit committee also selected PwC to serve as our independent registered public accounting firm for the year ending December 31, 2019.

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Alan LeFevre (Chairman)

Jeffrey T. Dunn

James L. Nelson

Proposals to be voted on at the meeting	25

Fees to independent registered public accounting firm for fiscal years 2018 and 2017

The following fees were for services provided by PwC:

	2018	2017
Audit fees(1)	$8,030,000	$6,818,000
Audit-related fees(2)	$344,000	$211,000
Tax fees(3)	$938,000	$1,409,000

Total	$9,312,000	$8,438,000

(1)	Audit fees for 2018 and 2017 consist of fees for professional services rendered for the audit of the Company’s consolidated financial statements included in the Company’s Annual Report on Form 10-K for the years ended December 31, 2018 and December 31, 2017, including the audit of internal controls required by Section 404 of the Sarbanes-Oxley Act of 2002, and the review of financial statements included in the Company’s Quarterly Reports on Form 10-Q, and for services that are normally provided by the auditor in connection with statutory and regulatory filings or engagements and comfort letters.

(2)	Audit-related fees consist of assurance and related services that were reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and which are not reported under “Audit fees”.

(3)	Tax fees were for tax compliance and tax guidance.

Pre-approval policy

The audit committee has adopted pre-approval policies and procedures for audit and non-audit services which the Company’s independent auditors have historically provided. Pursuant to those policies and procedures, the

Company’s external auditor cannot be engaged to provide the Company any audit or non-audit services to the Company unless the engagement is pre-approved by the audit committee in compliance with the Sarbanes-Oxley Act of 2002. All fees and services described in the table above were pre-approved pursuant to this policy.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF PwC AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2019.

26	Proposals to be voted on at the meeting

Part 4	Executive compensation

Compensation discussion and analysis

This section explains the Company’s 2018 executive compensation program as it relates to our named executive officers, or NEOs:

Richard P. Goudis	Former Chief Executive Officer(1)

John G. DeSimone	Co-President, Chief Strategic Officer and Former Chief Financial Officer(2)

Dr. John Agwunobi	Co-President, Chief Health and Nutrition Officer

Shin-Shing Bosco Chiu	Chief Financial Officer

David Pezzullo	Chief Operating Officer

(1)	Mr. Goudis served as the Company’s Chief Executive Officer from June 1, 2017 to January 8, 2019.

(2)	Mr. DeSimone served as the Company’s Chief Financial Officer from January 1, 2010 to May 1, 2018, when he was promoted to Co-President, Chief Strategic Officer.

Executive summary of our compensation program

Financial performance for purposes of our annual incentive program

The Company’s financial performance is a material factor in determining the total compensation for our NEOs. As such, top-line growth stated in terms of Volume Points and profitability stated in terms of Operating Income are the performance metrics used for our annual incentive program with a weighting of 30% and 70%, respectively. These performance measures are more fully described in “Annual incentive awards — Targets and award determination” below.

In 2018, we exceeded our performance targets for Operating Income and Volume Points.

	Results for Bonus Purposes
	2015		2016		2017		2018		2018 Target
Volume Points (millions)	5,336		5,582		5,379		5,861		5,569
Operating Income ($, millions)	648.0	(1)	637.9	(1)	575.3	(2)	703.2	(3)	615.5

(1)	Operating Income for 2015 is adjusted to exclude the impact of re-measurement and impairment losses related to Venezuela, the legal reserve for the Bostick case, foreign exchange gain from Euro/USD exposure on intercompany balances, and the recovery of asset impairment charges. Operating Income for 2015 to 2016 are adjusted to exclude expenses relating to challenges to the Company’s business model, expenses related to regulatory inquiries, and expenses incurred for the recovery of fees relating to the re-audit of our 2010 to 2012 financial statements, or the Re-Audit. Operating Income for 2016 is also adjusted to exclude the arbitration award in connection with the Re-Audit, regulatory settlements, FTC Consent Order implementation and China grant income.

(2)	Operating Income for 2017 is adjusted to exclude impact of the Tax Cuts and Jobs Act, or the Tax Act, expenses relating to FTC Consent Order implementation, expenses relating to regulatory inquiries, expenses relating to challenges to our business model, China grant income, and impact from changes in currency exchange rates.

(3)	Operating Income for 2018 is adjusted to exclude the impact of expenses relating to regulatory inquiries, China grant income, devaluation of the Venezuelan currency, impact from changes in currency exchange rates, and our China growth program.

Executive compensation	27

The following table summarizes the 2018 annual incentive awards for the NEOs. All 2018 annual incentive awards to NEOs were based solely on the calculated results to target performance levels. For a more detailed discussion of our 2018 annual incentive awards for the NEOs, please refer to the discussion under “— Annual incentive awards.”

NEO	2018 Annual Incentive Award Amount
Richard P. Goudis(1)	$0
John G. DeSimone	$858,863
Dr. John Agwunobi	$576,841
Shin-Shing Bosco Chiu	$409,599
David Pezzullo	$765,691

(1)	In connection with his resignation in January 2019, Mr. Goudis entered into a separation agreement and general release with Herbalife International of America, Inc., or the Separation Agreement. Pursuant to the terms of the Separation Agreement, Mr. Goudis forfeited all of his 2018 incentive awards. Additional details of the Separation Agreement can be found under the subsection “— Employment and Severance Agreements.”

Strategic accomplishments

In addition to the financial performance discussed above, the Company achieved key strategic accomplishments in 2018 that provided significant support for the Company’s continued growth and success. These include:

•	continuing to expand the global roll-out and member acceptance of daily consumption-based sales and marketing activities;

•	conducting pilot programs with revised sales leader requalification requirements aimed at maintaining engagement of part-time sales leaders who have built businesses with small customer bases;

•	continuing to leverage the existing technology platform to help independent distributors better scale their businesses;

•	launching new products to help independent distributors sell more to existing customers and attract new customers;

•	continuing execution of our “build it better” program, resulting in continuous improvement efforts throughout the Company; and

•	increasing the number and effectiveness of our product access points and distribution facilities.

Compensation program that aligns pay and performance

Our executive compensation program is designed to attract, motivate and encourage a long-term commitment from talented and high-performing executives to lead the Company’s global success selling nutrition products. Our program is further designed to advance our shareholders’ interests in a manner consistent with our Company value of “operating with integrity and transparency.” The compensation program places strong emphasis on long-term sustainable growth and enhanced value for our shareholders through an annual equity grant program that rewards executives with the ability to participate in our share price appreciation and to share equally in potential downside if key targets that drive shareholder value are not achieved. By encouraging long-term performance and enhanced shareholder value, our executives are committed to operating our business with integrity, focusing on fostering strategic growth while being mindful to mitigate against risk. In addition to emphasizing long-term growth, our compensation program attracts talented executives by offering a competitive base salary and annual cash incentives, which encourage our executives to achieve short-term financial goals. The Committee has the responsibility for establishing, developing and implementing these programs while ensuring an appropriate level of risk-taking by the Company’s executives.

The direct compensation of our NEOs in 2018 consisted of base salary, annual cash incentives, and grants of equity in the form of performance share units, or PSUs and time-vesting restricted share units, or RSUs. To create, and reinforce, a “pay for performance” philosophy and culture and increase alignment with the expectations of investors in the Company, the annual cash incentives and equity components of compensation comprise the vast majority of the total compensation of our NEOs. In setting target compensation, the Committee annually reviews and assesses the total compensation opportunity for each NEO against comparable executives within the list of comparator companies selected by the Committee to serve as a market benchmark, along with other comparative factors. Although there is no targeted mix of compensation elements, the proportion of compensation designed to be delivered in variable pay versus base salary increases with the ability of the executive to influence overall Company performance.

28	Executive compensation

For 2018, the percentage of targeted direct compensation provided in the form of annual and long-term incentives tied to the Company’s performance was 86% for our former Chief Executive Officer, and between 68% to 76% for our other NEOs. As reflected under the “2018 summary compensation table,” actual compensation paid provided in the form of such incentives was 83% of total compensation for Mr. Goudis and between 72% to 79% of total compensation for our other NEOs.

Targeted Direct Compensation Actual Direct Compensation Former CEO NEOs (other than 2018 CEO) Former CEO NEOs (other than 2018 CEO)

Percentages may not total 100% due to rounding.

In 2018, grants to NEOs pursuant to our long-term incentive program consisted of PSUs (75%) and RSUs (25%). With this allocation of equity awards, the Company’s executive compensation program retains its most effective feature, its direct emphasis on multi-year performance, which ensures that NEO pay is aligned with the Company’s performance over several years, while also aligning the interests of NEOs with our shareholders through share ownership. The NEOs each received PSUs and RSUs in February 2018 as part of their long-term incentive award granted in the ordinary course.

The use of PSUs accomplishes the following goals:

•	increase alignment of equity compensation with shareholder value;

•	reward management for accelerating the Company’s growth;

•	align executives with shareholders through share ownership (provided the PSUs are earned)

•	broaden performance focus and accountability of our NEOs; and

•	require sustained operating performance for PSUs to be earned.

Say on pay

At our 2018 annual general meeting, our shareholders demonstrated their strong support of our executive compensation program, with approximately 98% of votes cast in favor of the advisory “say on pay” vote proposal. We believe this vote reflects strong support for our executive compensation program structure, which focuses on optimizing (a) incentives and metrics that result in the greatest degree of alignment with shareholder interests, and (b) recruitment, engagement, motivation and retention of executives. Although no changes were made to our executive compensation program based on the 2018 say-on-pay vote, we continue to evaluate our program to find ways we can further align management incentives with shareholder interests, which we view to be essential to our long-term success.

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Things we do	Things we don’t do

Our executive compensation program is simple in design, and follows guidelines that have repeatedly proven effective in creating a “pay for performance” culture, a keen focus on profitability as well as retaining key executives. These guidelines include:

☑   tying the vast majority of the income opportunity available to our NEOs to long-term growth in shareholder value;

☑   incorporating a performance measure or measures related to improving, in the case of PSUs, several metrics tied to creating shareholder value, to trigger the vesting of annual equity awards for all NEOs;

☑   making annual incentive awards available only to the extent key financial performance goals ensuring profitable and efficient business growth are achieved;

☑   imposing caps on awards payable to each NEO under our annual incentive plan;

☑   imposing two additional caps on amounts payable under our annual incentive plan, so that aggregate payments to all employees collectively must be less than: (i) 10% of the Company’s Operating Income for the year, and (ii) the annual bonus payout to the most senior Herbalife Nutrition Members;

☑   the Committee retaining and regularly consulting with an independent compensation advisor;

☑   the Committee annually reviewing current public data regarding the Herbalife Nutrition Peer Group when compensation decisions are made;

☑   subjecting our Section 16 officers to compensation “clawbacks” in the event of a financial misstatement per the Company’s clawback policy; and

☑   encouraging our NEOs to hold Common Shares and/or vested equity awards with an aggregate value equal to five times, with respect to our CEO, or two times, with respect to our other NEOs, their respective base salaries.

The Committee is committed to maintaining and adopting prevailing best practices with regard to executive compensation. As such, we DO NOT DO the following:

☒   we do not guarantee our executives any annual incentive award amounts — all annual bonuses require financial performance against annually established goals as established by the Committee;

☒   we do not re-price or back-date equity awards;

☒   we do not issue equity awards with below market exercise prices;

☒   we do not provide supplemental retirement benefits;

☒   we do not provide excise tax gross ups to our NEOs;

☒   we do not encourage excessive or imprudent risk-taking;

☒   we do not provide benefits or perquisites to executive officers that are not provided to other employees, other than the spousal travel reimbursement; and

☒   we do not permit employees to hedge, pledge, short sell or engage in derivative transactions of our Common Shares — these types of transactions which are intended to lock in gain on share price appreciation are prohibited.

Executive compensation program objectives

As a leader in the nutritional products industry, manufacturing approximately 60% to 65% of our own products that are sold through a direct selling distribution channel and generating approximately 80% of our net sales outside the United States for the year ended December 31, 2018, we operate in an environment of challenging regulatory, economic and geopolitical uncertainty. Our success depends on the leadership of a highly-talented, adaptive and dedicated executive team. Our executive compensation program provides competitive rewards to our NEOs who contribute to our annual success in achieving growth in revenues and profitability, as well as making strategic decisions that should lead to increasing shareholder returns over time.

30	Executive compensation

The Committee believes that shareholder interests are advanced if the Company assembles, motivates and rewards a high-performing management team. To promote this objective, the Committee developed its executive compensation program guided by a “pay for performance” organizing framework and the resulting underlying principles listed below:

Principle	Implication on HLF Program	Rationale

The program must attract and encourage a long-term commitment from talented executives necessary to lead our global nutrition business and advance shareholders’ interests in a manner consistent with our company value of “operating with integrity and transparency.”

• Strong emphasis on long-term incentives and shareholder value creation. • Performance considerations reflect the Company’s values and strategy and an appropriate balance of risk and reward.

•  Focus on long-term performance and shareholder value helps mitigate risk and encourages growth.

•  Operating with integrity and transparency is a key corporate value that must be central to how we conduct our business.

Compensation opportunities must be competitive with the pay practices of companies that operate in global markets and able to attract and retain high-performing, highly-employable executive talent with similar executive skills and capabilities.

•  Peer group reflects the market in which we reasonably compete for executive talent.

•  We reference both proxy-sourced market data from our peer group as well as general industry survey data from Mercer (a nationally recognized compensation survey).

•  The Committee’s independent advisor provides the Committee with the 25th, 50th and 75th percentiles of market data to understand the scope of the market, with target compensation for top executives spanning from the 25th percentile to the 75th percentile based on a variety of factors, including individual performance, internal equity, succession planning and business strategy.

•  Overall, our executives are within a competitive range of market, with appropriate variance based on incumbent-specific characteristics.

•  The Company recruits high-performing executives with known track records in competitive, complex and global businesses.

•  To attract the talent the Company needs to lead its business, compensation opportunities must be reasonably attractive to similar opportunities at our peers.

A majority of total compensation is at-risk and tied to achievement of annual financial and non-financial performance goals and improvement in long-term shareholder value.

•  83% of actual 2018 compensation for Mr. Goudis, our former CEO who resigned in January 2019, and between 72% and 79% of actual 2018 compensation for our other NEOs were incentive-based directly linked to performance.

•  75% of long-term incentives awarded in 2018 were performance-based and 25% were time-vesting equity.

•  Value of PSUs align with sustained long-term shareholder value and vesting requires achievement of performance goals that support our business.

•  Annual and long-term incentive plans use growth objectives, profit objectives, non-financial objectives. These plans are forward-looking and backward-looking, to ensure a comprehensive set of metrics are used to consider overall performance of the Company and our executive team.

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Principle	Implication on HLF Program	Rationale

Incentive compensation must provide superior pay for superior performance that meets or exceeds the expectations of our shareholders.

•  Superior performance expectations are built into performance targets and ranges of our incentive plans such that when incentive targets are met, the Company is exceeding peer financial performance and meeting shareholder expectations.

•  Our incentive plans are calibrated to deliver above-median compensation for meeting superior performance targets, and, in the case of PSUs, deriving value through increased shareholder value.

• The only way for our executives to earn above-market compensation is by meeting or exceeding financial and non-financial goals.

Incentive compensation should reflect a balanced time horizon between annual and long-term performance in order to promote sustainable growth in the value of the enterprise.

•  Annual incentive is paid in cash based on achievement of annual financial performance targets.

•  PSUs awarded in 2018 are earned based on achievement of the following three metrics over a performance period from January 1, 2018 to December 31, 2020: Local Currency Net Sales, Adjusted EBIT and Adjusted EPS.

•  A mix of cash and equity compensation is a competitive practice.

•  Paying a mix of cash and equity based on a “portfolio” of equity vehicles and performance metrics also helps balance risk within the pay program.

Long-term incentives should be provided in Company equity, where allowed by local law, to encourage executives to plan and act with the perspective of shareholders and with the Company’s vision, mission and values in mind, and be rewarded for the successful implementation of our growth strategies.

• In 2018, long-term incentive awards granted to NEOs consisted of 75% PSUs and 25% RSUs. • The Company has competitive stock ownership guidelines.

•  PSUs and RSUs align executive rewards with the Company’s sustained long-term performance and shareholder value creation.

•  Encouraging equity ownership further aligns executives with sustained performance and shareholder value.

32	Executive compensation

Purpose of compensation elements

The compensation and benefits program for our NEOs consists of and is designed to achieve the following:

Direct pay component	Purpose

Base salary	Provide a competitive foundation for total compensation to each executive in consideration of job scope and responsibilities, demonstrated sustained performance, capabilities and experience.
Annual cash incentives	Reward NEOs for the achievement of challenging annual financial targets that drive growth in shareholder value.
Long-term equity-based incentives (PSUs and RSUs)

Provide incentives for NEOs to develop strategic plans, and make tactical decisions that will enhance shareholder value, reward NEOs with participation in the creation of sustained long-term shareholder value and encourage successful NEOs to remain with the Company.

Indirect pay (benefits)

Retirement benefits	Encourage NEOs to build retirement resources by providing a match on deferred compensation in the Company’s 401(k) plan and Senior Executive Deferred Compensation Plan.
Life insurance benefits	Provide a competitive benefit in the event of death of an executive.
Severance benefits

Enable each NEO to focus his full time and attention on meeting the financial and operating objectives set by the Committee without fear of the financial consequences of an unexpected termination of employment.

Change in control benefits	Enable NEOs to focus on shareholder interests when considering strategic alternatives.

Establishing CEO compensation

The Chair of the Committee, with input from the independent compensation advisor, recommends the CEO’s compensation to the Committee in an executive session not attended by the CEO. Once a recommendation has been established by the Committee, the CEO’s compensation is reviewed with, and approved by, the independent members of the Board in an executive session.

Role of executive officers in executive compensation decisions

The CEO reviews compensation data gathered from a group of peer companies approved by the Committee and described under the subsection “— Peer Group”, or the Herbalife Nutrition Peer Group, and, along with general industry compensation surveys, considers each executive officer’s performance and scope of responsibility, and makes a recommendation to the Committee on changes to base salary, annual incentive awards and equity awards for each executive officer other than himself. The CEO participates in Committee meetings at the Committee’s request to provide relevant background information regarding the Company’s strategic objectives and to evaluate the performance of and compensation recommendations for the other executive officers. The Committee utilizes the information provided by the CEO along with input from its independent compensation advisor and the knowledge and experience of Committee members in making compensation decisions.

Executive compensation	33

Base salaries

Base salaries for our NEOs are intended to reflect the scope of their responsibilities, performance, skills and experience as compared with relevant and comparable market talent. When establishing base salaries for NEOs, the Committee considers market data and positions target pay for the NEOs based on a number of factors, including experience and tenure of the executive, scope of responsibilities, business performance and individual performance.

The Committee reviews base salaries of our NEOs annually, generally in February. In its annual review of the base salaries for our NEOs for 2018, the Committee determined to have the base salaries of our NEOs remain generally unchanged. On May 1, 2018, Mr. DeSimone transitioned to the role of Co-President, Chief Strategic Officer, Dr. Agwunobi transitioned to the role of Co-President, Chief Health and Nutrition Officer, and Mr. Chiu transitioned to the role of Chief Financial Officer. In connection with the new roles assumed by Dr. Agwunobi and Mr. Chiu, the Committee approved changes to each of their base salaries. The Committee also approved changes to Mr. Pezzullo’s base salary when he assumed additional responsibilities and direct reports in connection with the aforementioned transitions. The chart below shows the 2016 and 2017 base salaries for the NEOs, the base salaries approved by the Committee for 2018, the current base salaries as of December 31, 2018, and the rationale for the applicable salary changes.

NEO	2016 Salary	2017 Salary	2018 Salary		Current Salary (as of December 31, 2018)		Rationale for Change

Richard P. Goudis	$675,000	$675,680	$1,000,000		$1,000,000

John G. DeSimone	$600,000	$619,000	$619,000	(1)	$619,000

Dr. John Agwunobi	$450,000	$469,000	$469,000		$525,000	(2)	➢ Appointed Co-President, Chief Health and Nutrition Officer

Shin-Shing Bosco Chiu	$357,727	$366,727	$366,727		$430,000	(3)	➢ Appointed Chief Financial Officer

David Pezzullo	$438,626	$457,626	$525,000		$565,000		➢ Assumed additional responsibilities and direct reports

(1)	This annual salary amount was effective for the period of time Mr. DeSimone served as Chief Financial Officer of the Company, which was January 1, 2018 through April 30, 2018.

(2)	Effective March 4, 2019, Dr. Agwunobi’s base salary increased to $619,000.

(3)	Effective March 4, 2019, Mr. Chiu’s base salary increased to $450,000.

Annual incentive awards & long-term incentive program

Annual incentive awards

Our annual cash incentive plan is designed to motivate and reward the achievement of annual financial targets that create value for our shareholders. The Committee establishes financial performance targets and goals for our annual incentive plan each year, taking into consideration that such targets and goals align with and support the Company’s business strategy, recognize current business conditions, align with the current year financial budget, align with Wall Street analysts and public investor expectations and require performance that is competitive with those of the Herbalife Nutrition Peer Group. The criteria used for 2018 consisted of targeted Volume Points, serving as a proxy for sales, and targeted Operating Income, subject to adjustments as discussed below, which ensures our executives make decisions that improve our profitability.

In addition to setting performance targets, the Committee has established two limits within the annual incentive plan that can affect the aggregate value of the awards. The first limit is the requirement that the aggregate payments made under the annual incentive plan cannot exceed 10% of the Company’s Operating Income for the year. The second limit is the requirement that the total bonus payout to all employees of the Company should not exceed the annual bonus payout to the most senior Herbalife Nutrition Members.

Incentive bonus awards are subject to approval by the Committee, and continuous employment through the date such bonus award payment is made. Notwithstanding the foregoing, the Committee, in its sole and absolute discretion, may provide for payment of any incentive bonus award to a terminated employee, which award shall be paid at the time incentive bonus awards are paid to active employees.

34	Executive compensation

Mr. Goudis’ annual target opportunity as a percentage of his base salary during 2018 was set forth in his November 2016 employment agreement, which became effective on June 1, 2017. That agreement provided for an annual target bonus opportunity equal to 120% of Mr. Goudis’ base salary.

Subject to the limits described above, target incentives for our executives are set by the Committee depending on the employee’s position, scope of responsibilities, ability to influence Company results, and competitive pay practices among the Herbalife Nutrition Peer Group.

The chart below summarizes the 2018 annual incentive plan performance measures and weightings for our NEOs.

Weight in determining annual incentive
Operating Income	Volume Points
70%	30%

Targets and award determination

Annual financial performance targets are aligned to what we believe to be the expectations of our investors and what we believe is achievable at the time of the annual budget review process. The annual budget review for the 2018 performance period occurred in February 2018. Budget figures are built from the “bottom up” based on input from operating regions regarding trends in their respective markets, including the general economic environment, sale and consumption of our products, sales leader activity and retention, and the degree of risk in achieving forecasted revenue and expense levels.

For purposes of our annual incentive plan, the performance measures are defined as follows:

•	Volume Points are point values assigned to each of our products for use by the Company to determine an independent member’s sales achievement level. We assign a Volume Point value to a product when it is first introduced into a market and that value is unaffected by subsequent exchange rate and price changes. The specific number of Volume Points assigned to a product, generally consistent across all markets, is based on a Volume Point to suggested retail price ratio for similar products in the market. Volume Points, which are unaffected by exchange rates or price changes, are used by management as a proxy for sales trends because in general, excluding the impact of price changes, an increase in Volume Points in a particular geographic region or country indicates an increase in our local currency net sales while a decrease in Volume Points in a particular geographic region or country typically indicates a decrease in our local currency net sales. Management is evaluating our current approach to assigning and maintaining Volume Point value for certain products or markets in order to better align qualification thresholds across markets. Any changes to this approach may have an impact on the use of Volume Points as a proxy for sales trends in future periods.

•	Operating Income is the Company’s net sales less expenses, including royalty payments, costs of sales and general operating expenses adjusted for certain items, including without limitation currency fluctuations, which the Committee believes are not reflective of management’s performance and which are typically made public on a quarterly basis.

We believe that the Company’s financial performance is facilitated by the “pay for performance” design of our compensation program. Our program motivates our NEOs to deliver financial results, with the appropriate level of risk-taking, against performance metrics in a manner that ultimately aligns with the realized growth of shareholder equity value. Our NEOs have the opportunity to earn annual incentive awards provided that the Company achieves aggressive growth targets in Volume Points and Operating Income.

Because we assign a Volume Point value to a product when it is first introduced into a market, which value is unaffected by subsequent exchange rate and price changes, we believe that Volume Points exhibit the most accurate available measure of organic growth or decline in the local demand for our products.

Motivating Operating Income growth ensures that Volume Point growth is achieved in a cost-effective manner and that cost efficiencies and productivity enhancements are pursued throughout the Company.

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The following table shows the performance targets set by the Committee with respect to 2018 and the Company’s performance relative to those targets.

2018 Annual incentive plan performance targets

Target	2018 Target	2018 Results		2018 Results as a % of target
Volume Points (millions)	5,569	5,861		105.2%
Operating income (millions)	$615.5	$703.2	(1)	114.3%

(1)	Operating Income presented as adjusted, as discussed below.

With the exception of Dr. Agwunobi, who became an executive officer in May 2018, when he was promoted to Co-President, annual incentive awards for 2018 are payable to our NEOs only if and to the extent Volume Points or Operating Income meet and exceed 95% of the applicable performance target. Targets are set at budget during the annual budget process, and modified, if necessary, at the first Board meeting of the performance period. For 2018 annual incentive plan performance purposes, our Operating Income was calculated consistent with our adjusted EPS presentations and earnings guidance provided to the investment community, adjusting for:

•	expenses related to regulatory inquiries;
•	devaluation of the Venezuelan currency; and

•	China grant income.

Our Operating Income was further adjusted to include the following for bonus purposes:

•	benefit/loss from changes in currency exchange rates; and

•	China growth program.

36	Executive compensation

For 2018, other than Dr. Agwunobi who was not an executive officer until May 2018, target-level bonuses were awarded for results between 95% and 108% of the applicable target, and bonus awards above 96.25% of target increase on a prorated basis in steps. Should 95% of the applicable financial target not be achieved, there is no bonus funding or payouts to the NEOs. The Committee determined to increase the maximum percentage to 108% in order to encourage the Company’s high performance culture. This bonus scale is designed to encourage realistic target-setting and prudent risk-taking while simultaneously creating consequences for not meeting target and capping the potential payout in order to avoid excessive incentive awards as compared to performance. Our 2018 annual incentive opportunities as a percentage of base salary were established as follows:

2018 Annual incentive opportunities by executive and target

Percentage of Base Salary Awarded for Performance Target Achievement Range — % of Target(1)
NEO	Target	Below 95%	95%		96.25%		97.50%		98.75%		100.0%		102.0%		104.0%		106.0%		108.0%
Max
Goudis(2)	Volume Point Operating Income	0% 0%	18 42	% %	22.5 52.5	% %	27 63	% %	31.5 73.5	% %	36 84	% %	45 105	% %	54 126	% %	63 147	% %	72 168	% %
DeSimone/Pezzullo	Volume Point Operating Income	0% 0%	11.25 26.25	% %	14.06 32.8	% %	16.88 39.38	% %	19.69 45.94	% %	22.5 52.5	% %	28.13 65.63	% %	33.75 78.75	% %	39.38 91.88	% %	45 105	% %
Agwunobi (January 1, 2018 to April 30, 2018)	Volume Point Operating Income	* *	9 21	% %	9 21	% %	10.5 24.5	% %	10.5 24.5	% %	12 28	% %	13.5 31.5	% %	15 35	% %	16.5 38.5	% %	18 42	% %
Agwunobi (May 1, 2018 to December 31, 2018)	Volume point Operating income	0% 0%	11.25 26.25	% %	14.06 32.8	% %	16.88 39.38	% %	19.69 45.94	% %	22.5 52.5	% %	28.13 65.63	% %	33.75 78.75	% %	39.38 91.88	% %	45 105	% %
Chiu (January 1, 2018 to April 30, 2018)	Volume Point Operating Income	0% 0%	6 14	% %	7.5 17.5	% %	9 21	% %	10.5 24.5	% %	12 28	% %	15 35	% %	18 42	% %	21 49	% %	24 56	% %
Chiu (May 1, 2018 to December 31, 2018)	Volume Point Operating income	0% 0%	9 21	% %	11.25 26.25	% %	13.50 31.50	% %	15.75 36.75	% %	18 42	% %	22.5 52.5	% %	27 63	% %	31.5 73.5	% %	36 84	% %

(1)	Rounded to the nearest hundredth

(2)	Pursuant to the terms of the Separation Agreement, Mr. Goudis forfeited his unvested incentive awards. Additional details of the Separation Agreement are provided under “— Employment and Severance Agreements.”

*	Dr. Agwunobi’s performance target achievement range during the period he was Chief Health and Nutrition Officer (January 1, 2018 to April 30, 2018) provided for potential payouts for results that exceeded at least 90% of the applicable financial target. No bonus payout to Dr. Agwunobi would have been made during this period if less than 90% of the applicable financial target was achieved. Beginning May 1, 2018, when Dr. Agwunobi was promoted to Co-President in addition to his Chief Health and Nutrition Officer role, his performance target achievement range was adjusted so that no bonus payout would be made to him if at least 95% of the applicable financial target was not achieved.

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The following table shows the incentive eligible earnings (i.e., 2018 base salary), target and maximum incentive percentages and amounts expressed as a percentage of base salary, and 2018 incentive awards for each NEO participating in the annual incentive plan. All 2018 awards to NEOs were based solely on the calculated results to target performance levels. For 2018, the Company exceeded its maximum funding levels for Operating Income and Volume Point targets.

2018 Actual incentive award calculation

NEO	Salary	Target incentive % of Salary	Max incentive % of Salary	Actual results (% of target)		Award % of Salary	Award Amount
				Volume Points	Operating income(1)
Richard P. Goudis	$1,000,000
Volume Point incentive		36	72	105.2	—	54	$0	(2)
Operating Income incentive		84	168	—	114.3	168	$0	(2)
Total	$1,000,000						$0	(2)
John DeSimone	$619,000
Volume Point incentive		22.5	45	105.2	—	33.75	$208,913
Operating Income incentive		52.5	105	—	114.3	105	$649,950
Total	$619,000						$858,863
Dr. John Agwunobi	$154,192
1/1/18 – 4/30/18
Volume Point incentive		12	18	105.2	—	15	$23,129
Operating Income incentive		28	42	—	114.3	42	$64,761
5/1/18 – 12/31/18	$352,397
Volume Point incentive		22.5	45	105.2	—	33.75	$118,934
Operating Income incentive		52.5	105	—	114.3	105	$370,017
Total	$506,589						$576,841
Shin-Shing Bosco Chiu	$120,568
1/1/18 – 4/30/18
Volume Point incentive		12	24	105.2	—	18	$21,702
Operating Income incentive		28	56	—	114.3	56	$67,518
5/1/18 – 12/31/18	$288,630
Volume Point incentive		18	36	105.2	—	27	$77, 930
Operating Income incentive		42	84	—	114.3	84	$242,449
Total	$409,198						$409,599
David Pezzullo	$172,603
1/1/18 – 4/30/18
Volume Point incentive		22.5	45	105.2	—	33.75	$58,253
Operating Income incentive		52.5	105	—	114.3	105	$181,233
5/1/18 – 12/31/18	$379,247
Volume Point incentive		22.5	45	105.2	—	33.75	$127,996
Operating Income incentive		52.5	105	—	114.3	105	$398,209
Total	$551,850						$765,691

(1)	Operating Income presented as adjusted, as discussed under “2018 Annual incentive plan performance targets.”

(2)	Pursuant to the terms of the Separation Agreement, Mr. Goudis forfeited his unvested incentive awards. Additional details of the Separation Agreement can be found under “— Employment and Severance Agreements.”

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Long-term incentive awards

Each year, the Committee determines the form of equity grant. For 2018, to further align our compensation program for our NEOs with the interests of our shareholders, the Committee updated the equity mix and the performance measures applicable to long-term incentive awards to be comprised of 75% PSUs and 25% RSUs.

Additional details of the 2018 equity awards made to our NEOs can be found below and in the tabular disclosure below under “— 2018 Grants of Plan-Based Awards.”

2018 Long-term incentive awards — annual grant program

NEO	PSU grant value(1)	Total PSUs awarded	RSU grant value(1)	Total RSUs awarded
Richard P. Goudis(2)	$3,750,000	86,906	$1,250,000	28,968
John G. DeSimone	$960,000	22,246	$320,000	7,414
Dr. John Agwunobi	$960,000	22,246	$320,000	7,414
Shin-Shing Bosco Chiu	$487,500	11,296	$162,500	3,764
David Pezzullo	$900,000	20,856	$300,000	6,952

(1)	Grant values are targets set by the Committee and vary slightly from amounts set forth in the Summary Compensation Table due to share price movements between the date of Committee approval and grant date.

(2)	Pursuant to the terms of the Separation Agreement, Mr. Goudis forfeited his unvested incentive awards. Additional details of the Separation Agreement can be found below under “— Employment and Severance Agreements.”

Performance Share Units

In 2018, the Committee utilized PSUs as part of the Company’s long-term incentive program. All such PSUs awarded in 2018 will vest on December 31, 2020, subject to the Company’s achievement of the performance targets set by the Committee as measured over the three-year performance period beginning on January 1, 2018 and ending on December 31, 2020, subject further to continued Company service. Such targets were established based on the Company’s five-year plan reviewed by the Company’s Board of Directors in October 2017, and again in February 2018, or the Five-Year Plan. The number of PSUs that will become earned and vested will be determined based on the Company’s performance against the performance targets. As such, the minimum number of PSUs that may become earned is zero. The maximum number of PSUs that may become earned and vested is 200% of the PSU award granted to the participant.

The number of PSUs that will become earned upon vesting is based on achievement of performance targets for Local Currency Net Sales, Adjusted EBIT and Adjusted EPS. Each of these metrics makes up one-third of the PSU award granted to the NEOs, and are defined as follows:

•	Local Currency Net Sales is the Company’s total reported net sales, adjusted in the same manner that the Company adjusts for public presentations and annual bonus purposes, including without limitation adjustments for changes attributable to mergers, acquisitions, and divestitures not assumed in the Five-Year Plan, and adjusted to reflect currency rates assumed in the Five-Year Plan.

•	Adjusted EBIT is the Company’s earnings before interest or tax, adjusted to eliminate the impact of changes in currency exchange rates; tax settlement cost or accruals (non-income tax) relating to tax contingencies for tax matters related to periods prior to the beginning of the applicable performance period; long-term asset impairment charges; inventory reserves related to defective raw materials and finished goods obtained from third parties; expenses related to attacks on the Company’s business model, regulatory inquiries and regulatory settlements; litigation costs and settlements not budgeted for in the Five-Year Plan; China grant income; impact from business acquisitions and dispositions; impact from new accounting pronouncements adopted; and one-time costs related to internal restructuring transactions.

•	Adjusted EPS is the Company’s reported fully-diluted earnings per share calculated according to GAAP, adjusted for certain items such as: foreign currency fluctuations, tax settlement cost or accruals relating to tax contingencies for tax matters related to periods prior to the beginning of the applicable performance period; long-term asset impairment charges; inventory reserves related to defective raw materials and finished goods obtained from third parties; expenses related to attacks on the Company’s business model, regulatory inquiries and regulatory settlements; litigation costs and settlements not budgeted for in the Five-Year Plan;

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China grant income; impact from business acquisitions and dispositions; impact from new accounting pronouncements adopted; one-time costs related to internal restructuring transactions; valuation allowances for income tax and prior period tax settlement cost or accruals relating to income tax; changes in debt costs, capital structure and share count from the Five-Year Plan; non-cash interest costs relating to the Company’s convertible notes and prepaid forward share repurchase contract; and excess tax benefit related to share-based compensation exercises.

We believe that the grant of PSUs increases the alignment of equity compensation with shareholder value and reward our NEOs for accelerating the Company’s growth. Further, if PSUs are earned, the NEOs will be aligned with shareholders through share ownership. PSUs comprised 75% of the Company’s 2018 long-term incentive program for our NEOs.

Restricted Stock Units

The Committee incorporated RSUs as a component of long-term equity compensation to the executive officers in order to align the Company’s compensation program with general market practices and align executives with shareholders through share ownership. RSUs awarded to our NEOs in fiscal year 2018 will vest, subject to continued employment, in three annual installments: 20% on the first and second anniversaries of the grant date and 60% on the third anniversary of the grant date. RSUs comprised 25% of the Company’s 2018 long-term incentive program for our NEOs.

Equity award grant policy

It is the Company’s policy to make annual equity grants to all eligible employees during an “open trading window,” which typically begins the second trading day following our release of quarterly financial results. We also follow a quarterly grant approval process where awards are authorized for newly-hired employees and to newly promoted executives other than our executive officers. All equity awards made to our NEOs and other executives are made pursuant to this equity grant policy, which was approved by the Committee.

We encourage all Section 16 officers to utilize a 10b5-1 plan when exercising or selling any of the Company’s equity.

Hedging

Because hedging transactions often result in the establishment of a short position in company securities and limit or eliminate an employee’s ability to profit from an increase in value of a company’s securities, Company policy prohibits all employees, including Section 16 Officers, from entering into hedging transactions with respect to the Company’s Common Shares.

Pledging

Company policy prohibits executives from pledging their Common Shares as collateral for a loan or for any other purpose.

Clawback policy

The Board has adopted a policy that enables it to clawback incentive compensation earned by our Section 16 Officers and any other employee under certain circumstances as determined by the Board.

Benefits and perquisites

The Company’s U.S.-based employees, including the NEOs, participate in a variety of savings, health and welfare and paid time-off benefits typically provided by competitors for the services of the Company’s employees. Health and welfare and paid time-off benefits help ensure that the Company has a healthy, productive and focused workforce.

In addition, in fiscal year 2018, our NEOs were eligible to participate in the following executive benefits and perquisites:

•	Retirement Benefits — Our NEOs participate in our tax-qualified 401(k) Plan and our Senior Executive Deferred Compensation Plan described in more detail under “— Non-Qualified Deferred Compensation Plans.” We maintain these plans for the purposes of providing a competitive benefit, allowing NEOs an opportunity to defer compensation to encourage our NEOs to save for retirement. The 401(k) plan provides an employer match on the first 1% of employee deferral at 100%. On the next 5% of employee deferral, the employer match is 50%. The annual maximum employee deferral is $18,000 plus an additional $6,000 if over the age of 50. Employer matching contributions vest 100% after two years of service.

•	Employee Stock Purchase Plan — Our NEOs are eligible to participate in our broad- based Employee Stock Purchase Plan, or ESPP. The ESPP generally allows all U.S.-based employees and officers to purchase Common Shares through payroll deductions of up to 10% of their annual, eligible compensation up to a maximum of $25,000 per year. The price of Common Shares purchased under the ESPP is equal to 85% of the fair market value of the Common Shares on the specified purchase date. We maintain the ESPP for the purpose of providing eligible employees of the Company and its subsidiaries with an opportunity to participate in the Company’s success by purchasing Common Shares through payroll deductions.

•	Life Insurance — We provide basic life insurance coverage of 200% of base salary up to a maximum of $1,000,000 to our executives and up to $600,000 to all other eligible employees. This is a fully insured benefit. Employees are taxed on their imputed income from this benefit on coverage exceeding $50,000.

40	Executive compensation

The Company does not provide benefits or perquisites to executive officers that are not provided to other employees, other than the spousal travel reimbursement, which we provide to support important business objectives. Building strong relations with Herbalife Nutrition Members is critical to our business. We host worldwide Member events to continue to strengthen our relations with Herbalife Nutrition Members and encourage our senior executives to invite their spouses or partners, as the case may be, to attend certain international Member events to help foster and build relationships with Herbalife Nutrition Members and their spouses or partners. Beginning August 2018, we reimburse senior executives for authorized travel expenses of an accompanying spouse or partner to Member events, including any related tax impact, in support of the Company’s business.

Employment and severance agreements

The Company previously entered into an employment agreement with Mr. Goudis, our former Chief Executive Officer. The agreement established the terms and conditions for the employment relationship the former executive had with the Company during 2018 and specified compensation, executive benefits, preservation of confidential and proprietary information, non-solicitation, non-disparagement, and other conditions.

In conjunction with his resignation in January 2019, Mr. Goudis entered into the Separation Agreement, pursuant to which Mr. Goudis: (i) will not compete with the Company and its business between January 8, 2019 and December 31, 2019, or the Relevant Period, (ii) will not solicit any of the Company’s employees, distributors or customers during the Relevant Period, (iii) will not disparage, defame or make any negative or derogatory statements about the Company or any of its affiliates, past or current officers, directors, employees or members, and (iv) will cooperate with the Company in connection with any internal or external investigations. Additionally, the Separation Agreement includes a customary general release by Mr. Goudis of all claims against the Company and its affiliates and reinforces Mr. Goudis’ obligation to not disclose any confidential information. The foregoing items are collectively referred to as the Payment Requirements. In exchange for the foregoing, the Company will pay Mr. Goudis remuneration in the amount of $3,500,000, seventy-five percent (75%) of which will be paid in equal installments between January 8, 2019 and November 30, 2019, and twenty-five percent (25%) of which will be paid in a lump sum on the first regular payroll day after December 1, 2019. All such payments are contingent upon Mr. Goudis’ continued compliance with the Payment Requirements. Breach of any of the Payment Requirements will allow the Company to terminate any additional payments and recoup any previously paid amounts. Furthermore, the Separation Agreement provided that all of Mr. Goudis’ unvested equity awards would be forfeited, and any vested and unexercised stock appreciation rights would expire in accordance with their existing terms.

The Company has also previously entered into a severance agreement with Mr. DeSimone. The agreement contains severance and change in control provisions as detailed further below. Further, Messrs. Pezzullo, Chiu and Dr. Agwunobi, participate in the Herbalife International of America, Inc. Executive Officer Severance Plan, or the Severance Plan, which was approved by the Committee on October 31, 2016 and made effective as of November 1, 2016. Mr. Goudis was also a participant of the Severance Plan prior to his separation from the Company in January 2019.

As a result of these agreements, each of the NEOs who are still with the Company is eligible for certain benefits and payments if his employment terminates for various reasons or as a result of a change in control of the Company, as applicable. The Company has provided these benefits to these NEOs to allow them to focus on the value of strategic alternatives to shareholders without concern for the impact on their continued employment, as each of their offices is at heightened risk of turnover in the event of a change in control. Separation benefits include cash payments and other benefits in an amount the Company believes is appropriate, taking into account the time it is expected to take a separated executive to find another job. Separation benefits are intended to ease the consequences to the executive of an unexpected termination of employment. The Company requires a general release with non-compete and non-solicitation provisions in connection with the individual separation agreements.

We consider it likely that it will take more time for higher-level employees to find new employment commensurate with their prior experience, and therefore senior management generally are paid severance for a longer period. Additional payments may be approved by the Committee in some circumstances as a result of negotiation with executives, especially where the Company desires particular non-disparagement, cooperation with litigation, non-competition and non-solicitation terms.

The severance agreement for Mr. DeSimone and the Severance Plan specifically detail various provisions for benefits and cash payments in the event of a separation. Generally, these agreements provide for certain benefits upon death, disability, resignation by the executive with good reason or termination by the Company without cause. They also provide for the acceleration of unvested equity awards in connection with a change in control.

The equity compensation awards granted to the NEOs contain change in control and termination provisions. In

Executive compensation	41

general, these arrangements provide for benefits upon a termination of such executive’s employment in connection with a change in control. These arrangements are intended to preserve morale and productivity and encourage retention in the face of the disruptive impact of a change in control of the Company. Based on a competitive analysis of the severance and change in control arrangements maintained by the corporations in the Herbalife Nutrition Peer Group, the Committee believes that these benefits are customary among the Herbalife Peer Group for executives in similar positions as these three executives. Please refer to the discussion under “— Potential Payments Upon Termination or Change in Control” for a more detailed discussion of our severance and change in control arrangements.

Compensation advisor

The Committee retained Meridian Compensation Partners LLC through 2018 to assist in evaluating our executive compensation programs and in setting executive officer compensation.

During its period of engagement in 2018, Meridian regularly participated in Committee meetings and advised the Committee with respect to compensation trends and best practices, plan design, competitive pay levels, CEO long-term performance equity grants, individual pay decisions with respect to our NEOs and other executive officers, and proxy statement disclosure. While Meridian regularly consulted with management in performing work requested by the Committee, Meridian did not perform any separate services for management.

The Committee has determined that Meridian is independent and that its work with the Committee during fiscal year 2018 did not raise any conflict of interest.

42	Executive compensation

Peer group

Our level of compensation for our NEOs was compared to compensation paid by the Herbalife Nutrition Peer Group. The criteria used to identify the Herbalife Nutrition Peer Group were: (1) principal operations in the U.S. with an international presence — we operate in 94 countries around the world in a highly regulated business where approximately 80% of our net sales for the year ended December 31, 2018, were generated outside of the United States; (2) financial scope — our management talent should be similar to that of companies of a similar size in terms of revenues and market capitalization; (3) industry — we compete for talent with other companies in consumer product related industries; and (4) common “peer of peers” — we examined companies that are most frequently considered peers by Herbalife Nutrition’s peers. Annually, the Committee reviews the peer group and updates the group as appropriate.

With respect to pay decisions regarding 2018 NEO compensation, the industry peer group was comprised of the fourteen (14) companies listed below. All of the peer companies were within the range of approximately 50% and 180% of Herbalife’s trailing twelve-month revenues at the time the peer group was established in July 2017. The peer group median revenue of $4.0 billion and median market capitalization of $6.2 billion, in each case at the time the Herbalife Nutrition Peer Group was established, were comparable to those of Herbalife Nutrition. During this period, the Herbalife Nutrition Peer Group consisted of the following:

Company	Industry	Revenue (last twelve months)* ($ millions)	Market capitalization* ($ millions)
Avon Products Inc.	Personal Products	$5,738	$672
Campbell Soup Co	Packaged Foods and Meats	$9,218	$9,931
Church & Dwight Inc.	Household Products	$4,105	$16,192
Dr Pepper Snapple Group, Inc.	Soft Drinks	$6,863	$—	(1)
Edgewell Personal Care Co	Personal Products	$2,234	$2,021
GNC Holdings, Inc.	Specialty Stores	$2,341	$199
Hain Celestial Group Inc.	Packaged Foods and Meats	$2,429	$1,650
International Flavors & Fragrances	Specialty Chemicals	$3,613	$14,316
The J.M. Smucker Company	Packaged Foods and Meats	$7,609	$10,635
McCormick & Co, Inc.	Packaged Foods and Meats	$5,401	$18,329
Nu Skin Enterprises Inc.	Personal Products	$2,662	$3,407
Post Holdings Inc.	Packaged Foods and Meats	$6,257	$5,943
Spectrum Brands Holdings, Inc.(2)	Household Products	$3,146	$2,257
Tupperware Brands Corp	Housewares and Specialties	$2,152	$1,534
Herbalife Nutrition Ltd.	Personal Products	$4,799	$8,613
Percentile Rank		58%	64%

*	As of December 31, 2018.

(1)	As of July 2018, Dr Pepper Snapple Group, Inc. became a business unit of Keurig Dr Pepper.

(2)	Spectrum Brands Holdings, Inc. was not included as part of any benchmarking study due to its pending acquisition by Energizer Holdings, Inc. and a lack of compensation disclosure at the time of the 2017 benchmarking study.

Executive compensation	43

After reviewing the peer group in July 2018, GNC Holdings, Inc. was removed from the Herbalife Nutrition Peer Group because its market capitalization was not comparable to the Company’s. Also, in July 2018, The Clorox Company, Conagra Brands, Inc., Coty Inc. and TreeHouse Foods, Inc. were all added to the Herbalife Nutrition Peer Group because their revenue size and market capitalization were comparable to the Company’s. For 2019 pay decisions, the Herbalife Nutrition Peer Group will consist of the following:

Company	Industry	Revenue (last twelve months) ($ millions)	Market capitalization as of 12/31/18 ($ millions)
Avon Products Inc.	Personal Products	$5,738	$672
Campbell Soup Co	Packaged Foods and Meats	$9,218	$9,931
Church & Dwight Inc.	Household Products	$4,105	$16,192
The Clorox Company	Household Products	$6,187	$19,676
Conagra Brands, Inc.	Packaged Foods and Meats	$8,179	$10,373
Coty Inc.	Personal Products	$9,191	$4,927
Dr Pepper Snapple Group, Inc.(1)	Soft Drinks	$6,863	$—	(1)
Edgewell Personal Care Co	Personal Products	$2,234	$2,021
Hain Celestial Group Inc.	Packaged Foods and Meats	$2,429	$1,650
International Flavors & Fragrances	Specialty Chemicals	$3,613	$14,316
The J.M. Smucker Company	Packaged Foods and Meats	$7,609	$10,635
McCormick & Co, Inc.	Packaged Foods and Meats	$5,401	$18,329
Nu Skin Enterprises Inc.	Personal Products	$2,662	$3,407
Post Holdings Inc.	Packaged Foods and Meats	$6,257	$5,943
Spectrum Brands Holdings, Inc.(2)	Household Products	$3,146	$2,257
TreeHouse Foods, Inc.	Packaged Foods and Meats	$6,031	$2,840
Tupperware Brands Corp	Housewares and Specialties	$2,152	$1,534
Herbalife Nutrition Ltd.	Personal Products	$4,799	$8,613
Percentile Rank		41%	58%

As of December 31, 2018

(1)	As of July 2018, Dr Pepper Snapple Group, Inc. became a business unit of Keurig Dr Pepper.

(2)	Spectrum Brands Holdings, Inc. was included as part of the 2018 benchmarking study due to delay in its pending acquisition by Energizer Holdings, Inc. and its compensation disclosure at the time of the 2018 benchmarking study.

Tax implications

Section 162(m) of the Code

The Tax Act was signed into law on December 22, 2017. Prior to the enactment of such law, Section 162(m) of the Internal Revenue Code generally disallowed a tax deduction for compensation over $1 million paid to our NEOs who are “covered employees” under this rule. Performance-based compensation was exempt from this deduction limitation if specified requirements set forth in the Code and applicable Treasury Regulations were met. Our 2005 Stock Incentive Plan, 2014 Stock Incentive Plan, grants of stock options, stock appreciation rights and PSUs were designed with the intent to be deductible (or, as applicable, permit the grant of awards that could be deductible) under Section 162(m). Commencing with our fiscal year 2018 year, the Tax Act eliminated the performance-based compensation exception to the deductibility limitation under Section 162(m), other than with respect to certain “grandfathered” performance-based awards granted prior to November 2, 2017; provided such awards are not materially modified.

As in prior years, the Committee will continue to take into account the tax and accounting implications (including with respect to the expected lack of deductibility under the revised Section 162(m)) when making compensation decisions, but reserves its right to continue to make compensation decisions based on other factors if it determines that it is in the best interests of the

44	Executive compensation

Company and its shareholders to do so. Further, considering the elimination of the exception for performance-based compensation, the Committee may determine to make changes or amendments to the Company’s existing compensation programs in order to revise aspects of our executive compensation programs that were initially designed to comply with Section 162(m) but that may no longer serve as an appropriate incentive measure for our executive officers. Finally, interpretations of and changes in applicable tax laws and regulations, as well as other factors beyond the control of the Committee, may affect deductibility of compensation, and there can be no assurance that compensation paid to our executive officers who are covered by Section 162(m) will be deductible in the future.

Compensation Committee report

The Compensation Committee of the Board of Directors is currently composed of four independent directors. The

Compensation Committee oversees the Company’s compensation program on behalf of the Board. The Committee has reviewed and discussed with management the foregoing Compensation Discussion and Analysis. Based on its review and discussion with management, the Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement for the Company’s 2019 Annual Meeting of Shareholders and the Company’s Annual Report on Form 10-K for the year ended December 31, 2018.

COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

Michael Montelongo (Chairperson)

Hunter C. Gary

Nicholas Graziano

Margarita Paláu-Hernández

Executive compensation	45

Executive officers of the registrant

Set forth below is certain information as of the date hereof regarding each NEO.

NEO	Age	Position with the company	Officer since
Michael O. Johnson	64	Chairman and Chief Executive Officer*	2003
John G. DeSimone	52	Co-President, Chief Strategic Officer and Former Chief Financial Officer	2009
Dr. John Agwunobi	54	Co-President, Chief Health and Nutrition Officer	2016
Shin-Shing Bosco Chiu	52	Chief Financial Officer	2010
David Pezzullo	53	Chief Operating Officer	2004

*	Richard Goudis, age 57, resigned as the Company’s Chief Executive Officer, effective January 8, 2019, at which time the Board appointed Michael O. Johnson to serve as the Chief Executive Officer. Our executive officers are appointed by the Board and serve at the discretion of the Board.

Michael O. Johnson is the Chairman and Chief Executive Officer of the Company and has held such positions since 2007 and January 2019, respectively. He previously served as the Company’s Executive Chairman from June 2017 until January 2019 and as the Company’s Chief Executive Officer from April 2003 until May 2017. Prior to joining the Company, Mr. Johnson spent 17 years with The Walt Disney Company, where he served as President of Walt Disney International, and also served as President of Asia Pacific for The Walt Disney Company and President of Buena Vista Home Entertainment. Mr. Johnson has also served as a publisher of Audio Times magazine, and has directed the regional sales efforts of Warner Amex Satellite Entertainment Company for three of its television channels, including MTV, Nickelodeon and The Movie Channel. Mr. Johnson formerly served as a director of Univision Communications, Inc., a television company serving Spanish-speaking Americans, until March 2007, and on the Board of Regents for Loyola High School of Los Angeles. Mr. Johnson received his Bachelor of Arts in Political Science from Western State College.

John G. DeSimone is Co-President and Chief Strategic Officer of the Company and has held this position since May 2018 when he transitioned from being the Company’s Chief Financial Officer which position held since January 2010. Mr. DeSimone joined the Company in November 2007 as Senior Vice President — Finance and was promoted to the position of Senior Vice President — Finance & Member Operations in December 2008. In November 2010, Mr. DeSimone was appointed the Company’s Chief Financial Officer. From June 2004 through October 2007, Mr. DeSimone served as the Chief Executive Officer of Mobile Ventures, LLC (formerly known as Autoware, Inc.), an automotive aftermarket accessory member and retailer. Prior to working at Mobile Ventures, LLC, Mr. DeSimone served as the Controller, Vice President of Finance and Chief Financial Officer of Rexall. Mr. DeSimone received his Bachelor of Science in Business Administration from Bryant College (now known as Bryant University).

Dr. Agwunobi is Co-President and Chief Health and Nutrition Officer of the Company and has held this position since May 2018. Dr. Agwunobi joined the Company in February 2016 as the Company’s Chief Health and Nutrition Officer. Prior to joining the Company, Dr. Agwunobi served as an advisor to Shopko Stores Operating Co. LLC from June 2015 to November 2016 and as a member of the “Future” Panel of Leavitt Partners LLC from April 2014 to February 2016. Dr. Agwunobi also served as Senior Vice President and President Health and Wellness for Walmart Stores, Inc. from September 2007 to April 2014. Prior to Walmart, Dr. Agwunobi served as the 12th Assistant Secretary for Health (ASH) from December 17, 2005 to September 4, 2007, during which time he served as a member of the United States Public Health Service Commissioned Corps, a uniformed service, and held the rank of four-star admiral. His responsibilities at ASH included disease prevention, health promotion, the reduction of health disparities, the fight against HIV/AIDS, pandemic influenza planning and vaccine-preventable disease. Dr. Agwunobi received his master’s in public health from Johns Hopkins University and a master’s in business administration from Georgetown University. Dr. Agwunobi completed his pediatric residency at Howard University and is currently a licensed physician in Florida, Maryland and Washington D.C.

Mr. Chiu is Chief Financial Officer of the Company and has held this position since May 2018. Mr. Chiu served as the Company’s Senior Vice President and Principal Accounting Officer since November 1, 2011. Prior to his appointment as the Company’s Senior Vice President and Principal Accounting Officer, Mr. Chiu held progressive roles and responsibilities over various accounting functions at the Company. Before joining the Company, Mr. Chiu was an auditor at Price Waterhouse (now PricewaterhouseCoopers), a global accounting firm. Mr. Chiu holds a bachelor degree from University of Hong Kong and a master degree from University of Wisconsin at Madison.

46	Executive compensation

David Pezzullo is the Chief Operating Officer of the Company and has held this position since August 2017. Prior to August 2017, Mr. Pezzullo was the Executive Vice President, Worldwide Operations of the Company and held such position since 2010. Mr. Pezzullo joined the Company in 2004 as the Senior Vice President of Finance and Chief Accounting Officer. Prior to joining the Company, Mr. Pezzullo served as Director of Tax and

Treasury, Assistant Controller and Corporate Controller of Rexall and, after the sale of Rexall to Royal Numico, Mr. Pezzullo was Vice President of Finance for Royal Numico’s North American Operations, responsible for the financial integration of the operations, including Rexall and GNC. Mr. Pezzullo received his Bachelor of Science in Business Administration from Bryant College (now known as Bryant University).

2018 Summary compensation table

The following table sets forth the total compensation for the fiscal years ended December 31, 2018, 2017 and 2016, of the Company’s Chief Executive Officer, Chief Financial Officer, and each of the three other most highly compensated executive officers.

Name and principal position	Year	Salary ($)	Stock Awards ($)(1)	Option awards ($)(1)	Non-equity incentive plan compensation ($)(2)	All other compensation ($)		Total ($)
Richard Goudis	2018	1,000,000	4,999,963	—	—	102,362	(3)	6,102,325
Former Chief Executive Officer	2017	873,689	3,193,983	1,806,020	735,110	31,243		6,640,045
	2016	675,680	—	1,805,997	918,925	40,249		3,440,851
John G. DeSimone	2018	619,000	1,279,829	—	858,863	72,487	(4)	2,830,179
Co-President and Chief Strategic Officer; Former Chief Financial Officer	2017	619,000	—	1,735,021	365,597	22,552		2,742,170
	2016	600,000	—	1,735,009	900,000	22,860		3,257,869

Dr. John Agwunobi(5) Co-President and Chief Health and Nutrition Officer	2018	506,589	1,279,829	—	576,841	18,537	(6)	2,381,796
	—	—	—	—	—	—		—
	—	—	—	—	—	—		—
Shin-Shing Bosco Chiu(5) Chief Financial Officer	2018	409,198	649,839	—	409,599	15,123	(7)	1,483,759
	—	—	—	—	—	—		—
	—	—	—	—	—	—		—
David Pezzullo(8)	2018	551,850	1,199,915	—	765,691	45,161	(9)	2,562,617
Chief Operating Officer	2017	485,699	549,976	683,251	310,078	21,402		2,050,407
	—	—	—	—	—	—		—

(1)	Amounts represent the aggregate grant date fair value of the relevant award(s) presented in accordance with ASC Topic 718, “Compensation — Stock Compensation.” See note 9 of the notes to consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 regarding assumptions underlying valuation of equity awards. For the 2018 PSU grants, the grant date fair values of such awards, assuming performance at the maximum level would be $7,499,988 for Mr. Goudis, $1,919,830 for Mr. DeSimone, $1,919,830 for Dr. Agwunobi, $974,845 for Mr. Chiu and $1,799,873 for Mr. Pezzullo. Pursuant to the terms of Mr. Goudis’ Separation Agreement, Mr. Goudis forfeited all of his unvested equity awards. Additional details of the Separation Agreement can be found above under “— Employment and Severance Agreements.”

(2)	Incentive plan amounts determined as more specifically discussed under “— Compensation Discussion and Analysis — Annual Incentive Awards & Long-Term Incentive Program — Targets and Award Determination.” Pursuant to the terms of Mr. Goudis’ Separation Agreement, Mr. Goudis forfeited eligibility for a cash incentive award for 2018.

(3)	Mr. Goudis’ other compensation includes: (i) $25,375 in deferred compensation which represents the Company’s matching contribution earned in 2018 but credited to Mr. Goudis’ account in 2019; (ii) $840 in Company-paid premiums for executive life insurance; (iii) $9,625 in Company paid 401(k) matching contributions; (iv) $4,937 attributable to non-business use of private aircraft; and (v) $31,634 for authorized spousal travel expenses related to distributor events pursuant to the Company’s Senior Executive Event Travel Policy and $29,951 in tax gross-ups related thereto.

(4)	Mr. DeSimone’s other compensation includes: (i) $12,040 in deferred compensation which represents the Company’s matching contribution earned in 2018 but credited to Mr. DeSimone’s account in 2019; (ii) $840 in Company-paid premiums for executive life insurance; (iii) $9,625 in Company paid 401(k) matching contributions; and (iv) $31,208 for authorized spousal travel expenses related to distributor events pursuant to the Company’s Senior Executive Event Travel Policy and $18,774 in tax gross-ups related thereto.

Executive compensation	47

(5)	Dr. Agwunobi and Mr. Chiu were NEOs for the first time in fiscal year 2018. Accordingly, only information relating to their fiscal year 2018 compensation is included in the compensation tables and related discussions of NEO compensation.

(6)	Dr. Agwunobi’s other compensation includes: (i) $8,072 in deferred compensation which represents the Company’s matching contribution earned in 2018 but credited to Dr. Agwunobi’s account in 2019; (ii) $840 in Company-paid premiums for executive life insurance; and (iii) $9,625 in Company paid 401(k) matching contributions.

(7)	Mr. Chiu’s other compensation includes: (i) $4,658 in deferred compensation which represents the Company’s matching contribution earned in 2018 but credited to Mr. Chiu’s account in 2019; (ii) $840 in Company-paid premiums for executive life insurance; and (iii) $9,625 in Company paid 401(k) matching contributions.

(8)	Mr. Pezzullo was a NEO for the first time in fiscal year 2017. Accordingly, only information relating to his 2017 and 2018 compensation is included in the compensation tables and related discussion of NEO compensation.

(9)	Mr. Pezzullo’s other compensation includes: (i) $9,660 in deferred compensation which represents the Company’s matching contribution earned in 2018 but credited to Mr. Pezzullo’s account in 2019; (ii) $840 in Company-paid premiums for executive life insurance; (iii) $9,625 in Company paid 401(k) matching contributions; (iv) $2,634 attributable to non-business use of private aircraft; and (v) $12,108 for authorized spousal travel expenses related to distributor events pursuant to the Company’s Senior Executive Event Travel Policy and $10,294 in tax gross-ups related thereto.

2018 Grants of plan-based awards

The following table sets forth all grants of plan-based awards made to the NEOs during the fiscal year ended December 31, 2018. For further discussion regarding the grants see “— Compensation Discussion and Analysis — Annual Incentive Awards — Long-Term Incentive Awards.”

NEO	Grant Date(1)	Estimated future payouts under non-equity incentive plan awards				Estimated future payouts under equity incentive plan awards(1)			All other stock awards: number of shares or stock units (#)	Exercise of base price of SAR Awards ($/share)	Grant date fair value of Stock Awards(2) ($)
		Target ($)		Maximum ($)		Threshold (#)	Target (#)	Maximum (#)
Richard Goudis(3)		1,200,000		2,400,000

	02/26/2018					72,421	115,874	202,780	—	—	8,749,957

John G. DeSimone		464,250		928,500

	02/26/2018					18,537	29,660	51,906	—	—	2,239,744

Dr. John Agwunobi		393,750	(4)	621,111	(4)

	02/26/2018					18,537	29,660	51,906	—	—	2,239,744

Shin-Shing Bosco Chiu		258,000	(5)	442,810	(5)

	02/26/2018					9,412	15,060	26,356	—	—	1,137,261

David Pezzullo		423,750	(6)	827,774	(6)

	2/26/2018					17,380	27,808	48,664	—	—	2,099,852

(1)	All equity grants were approved by the Committee in February 2018. All equity grants reflected in this table were made under the 2014 Stock Incentive Plan.

(2)	For the 2018 PSU grants, the grant date fair value above was calculated assuming performance at the maximum level.

(3)	Pursuant to the terms of his Separation Agreement, Mr. Goudis forfeited all equity grants issued in 2018 in addition to all other unvested equity grants. Additional details of the Separation Agreement can be found above under “— Employment and Severance Agreements.”

(4)	Estimated future payouts are based upon a prorated bonus eligible salary of $506,589.

(5)	Estimated future payouts are based upon a prorated bonus eligible salary of $409,198.

(6)	Estimated future payouts are based upon a prorated bonus eligible salary of $551,850.

48	Executive compensation

Narrative disclosure to summary compensation table and grants of plan-based awards

Equity Awards. In fiscal year 2018, we granted each of our NEOs long-term performance-based compensation in the form of PSUs and RSUs. The number of PSUs granted was calculated by dividing 75% of the total equity award value by the closing price of our stock on the date of grant. All equity awards shown in this table were granted under the 2014 Stock Plan. PSUs awarded to our NEOs in fiscal year 2018 will vest, subject to continued employment, on December 31, 2020 subject to the achievement of the performance targets set by the Committee as measured over the performance period beginning on January 1, 2018 and ending on December 31, 2020 as determined by the Committee. Such targets were established based on the Five-Year Plan. The number of PSUs that will become earned and vested will be determined based on the Company’s performance against the performance targets. As such, the minimum number of PSUs that may become earned and vested is 0%. The maximum number of PSUs that may become earned and vested is 200% of the PSU award granted to the participant. The final number of PSUs earned also will be based on achievement of Local Currency Net Sales, Adjusted EBIT and Adjusted EPS targets as further discussed in the “Long-Term Incentive Awards” section. RSUs awarded to our NEOs in fiscal year 2018 will vest, subject to continued employment, in three annual installments: 20% on the first and second anniversaries of the grant date and 60% on the third anniversary of the grant date.

The circumstances pursuant to which the vest of PSUs and RSUs accelerate are described below in the section entitled “— Potential Payments Upon Termination or Change in Control.”

Non-Equity Incentive Plan Compensation Awards. These amounts reflect the potential threshold, target and maximum annual incentive bonus awards payable to our NEOs as annual incentive bonuses for fiscal year 2018. Target bonus amounts assume achievement of the objective goals at the target amounts. Maximum bonus amounts assume achievement of the objective goals at the maximum for a payout of 200% of target. The NEOs received actual bonuses for fiscal year 2018 in the amounts shown in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

Richard Goudis. Herbalife International of America, Inc. entered into an amended and restated executive employment agreement with Mr. Goudis effective as of June 1, 2017, pursuant to which he served as the Company’s Chief Executive Officer during fiscal year 2018. Pursuant to his employment agreement, Mr. Goudis received an annual salary of $1,000,000. In conjunction with his resignation in January 2019, Mr. Goudis entered into the Separation Agreement, pursuant to which all of Mr. Goudis’ unvested equity awards were forfeited, and any vested and unexercised stock appreciation rights would expire in accordance with their existing terms. Additional details of the Separation Agreement can be found above under “— Employment and Severance Agreements.”

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Outstanding equity awards at 2018 fiscal year-end

The following table sets forth equity awards of the NEOs outstanding as of December 31, 2018.

NEO	Grant Date	Option/Stock Appreciation Right Awards					Stock Unit Awards
		Number of securities underlying unexercised options/SARs (#) exercisable	Equity incentive plan awards: number of securities underlying unexercised unearned options/SARs (#)	Exercise Price ($)	Expiration date		Equity incentive plan awards: number of unearned stock units or other rights that have not vested (#)		Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)
Richard P. Goudis(1)	05/09/2016		72,798	31.255	05/09/2026	(2)
	02/27/2017		102,034	28.595	02/27/2027	(3)
	06/06/2017						91,610	(4)	$5,400,410
	02/26/2018						86,906	(5)	$5,123,109
	02/26/2018						28,968	(6)	$1,707,664
John G. DeSimone	05/09/2016	46,624	69,936	31.255	05/09/2026	(2)
	02/27/2017	24,506	98,022	28.595	02/27/2027	(3)
	02/26/2018						22,246	(5)	$1,311,402
	02/26/2018						7,414	(6)	$437,055
Dr. John Agwunobi	02/29/2016	22,128	33,196	27.375	02/28/2026	(7)
	02/27/2017	4,236	16,950	28.595	02/27/2027	(3)
	02/26/2018						22,246	(5)	$1,311,402
	02/26/2018						7,414	(6)	$437,055
Shin-Shing Bosco Chiu	12/19/2013	24,212		39.79	12/19/2023	(8)
	05/07/2015	42,500		23.90	05/07/2025	(8)
	05/09/2016	6,180	9,270	31.255	05/09/2026	(2)
	02/27/2017	3,248	12,994	28.595	02/27/2027	(3)
	02/26/2018						11,296	(5)	$665,899
	02/26/2018						3,764	(6)	$221,888
David Pezzullo	05/18/2011	20,764		26.645	05/18/2021	(8)
	03/01/2012	6,816		33.85	03/01/2022	(8)
	12/19/2013	29,508		39.79	12/19/2023	(8)
	05/09/2016	17,468	26,200	31.255	05/09/2026	(2)
	02/27/2017	9,180	36,722	28.595	02/27/2027	(3)
	08/03/2017						16,806	(4)	$990,714
	02/26/2018						20,856	(5)	$1,229,461
	02/26/2018						6,952	(6)	$409,820

(1)	Pursuant to the terms of the Separation Agreement, Mr. Goudis forfeited all equity grants issued in 2018 in addition to all other unvested equity grants. Additional details of the Separation Agreement can be found above under “— Employment and Severance Agreements.”

(2)	Subject to continued Company service, these SARs vest annually, 20% on the first anniversary, 20% on the second anniversary and 60% on the third anniversary of the grant date, provided that the applicable sales leader retention performance criteria are met.

(3)	Subject to continued Company service, these SARs vest in February 2020, three years from the grant date, and are subject to potential, partial early vesting, provided that the applicable sales leader retention performance criteria are met.

(4)	These PSUs vest 100% on the December 31, 2019 subject to continued employment and provided that the applicable performance criteria are met. The number of PSUs reflected assumes a target level of performance.

(5)	These PSUs vest 100% on the December 31, 2020 subject to continued employment and provided that the applicable performance criteria are met. The number of PSUs reflected assumes a target level of performance.

(6)	Subject to continued Company service, these RSUs vest annually, 20% on the first anniversary, 20% on the second anniversary and 60% on the third anniversary of the grant date.

(7)	Subject to continued Company service, these SARs vest annually, 20% on the first anniversary, 20% on the second anniversary and 60% on the third anniversary of the grant date.

(8)	These SARS were fully vested as of December 31, 2018.

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2018 Option exercises and stock vested

The following table sets forth information with respect to Common Shares acquired upon the exercise of stock options and the vesting of stock awards of the NEOs during the fiscal year ended December 31, 2018.

NEO	Option awards		Stock awards
	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#)	Value realized on vesting ($)
Richard Goudis	1,045,798	$56,697,232	—	—
John G. DeSimone	679,083	$37,954,493	—	—
Dr. John Agwunobi	—	—	—	—
Shin-Shing Bosco Chiu	63,129	$2,819,488	—	—
David Pezzullo	255,279	$13,156,940	—	—

2018 Non-qualified deferred compensation table

The following table sets forth all non-qualified deferred compensation of the NEOs for the fiscal year ended December 31, 2018 pursuant to the Herbalife International of America, Inc. Senior Executive Deferred Compensation Plan, effective January 1, 1996, as amended and restated on January 1, 2001, or the Senior Executive Plan.

NEO	Executive contributions in last FY ($)	Company contributions in last FY ($)(1)	Aggregate earnings in last FY ($)	Aggregate withdrawals/ distribution ($)	Aggregate balance at last FYE ($)(2)
Richard Goudis	50,000	25,375	(41,550)	—	816,178
John G. DeSimone	30,950	12,040	(27,179)	—	362,324
Dr. John Agwunobi	50,562	8,072	(5,191)	—	45,371
Shin Shing Bosco Chiu	16,324	4,658	15,674	—	547,659
David Pezzullo	53,048	9,660	(45,850)	355,015	1,039,638

(1)	All amounts are also reported as compensation in “All Other Compensation” in the “2018 Summary Compensation Table.” Amount represents contributions earned in 2018 but credited to the NEO’s account in 2019 and thus not part of the “Aggregate balance at last FYE”.

(2)	The following amounts, which are included in the “Aggregate balance at last FYE”, have been included in the Summary Compensation Table of the Company’s previously filed proxy statements: $559,836 for Mr. Goudis for the reported years 2006 to 2017; $262,508 for Mr. DeSimone for the reported years 2010 to 2017; and $0 for Mr. Pezzullo for the reported year 2017.

Non-qualified deferred compensation plans.    We maintain the Senior Executive Plan, which is applicable to eligible employees at the rank of Senior Vice President and higher.

The Senior Executive Plan is unfunded and benefits are paid from the Company’s general assets, except that the Company has contributed amounts to a “rabbi trust” whose assets will be used to pay benefits if we remain solvent, but can be reached by our creditors if we become insolvent. The Senior Executive Plan allows eligible employees, who are selected by the administrative committee that manages and administers the plan, or the Deferred Compensation Committee, to elect annually to defer up to 75% of their annual base salary and up to

100% of their annual bonus for each calendar year, or the Annual Deferral Amount. We make matching contributions on behalf of each participant in the Senior Executive Plan, which matching contributions are 100% vested at all times.

Effective January 1, 2013, the matching contribution under the Senior Executive Plan was changed to 3.5% of a participant’s annual base salary in excess of the qualified plan annual compensation limit and the amount by which deferrals reduce 401(k) eligible pay below the IRS limit.

Each participant in the Senior Executive Plan may determine how his or her Annual Deferral Amount and matching contributions, if any, will be deemed to be

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invested by choosing among several investment funds or indices designated by the Deferred Compensation Committee. The Senior Executive Plan, however, does not require us to actually acquire or hold any investment fund or other assets to fund the Senior Executive Plan. The entire interest of each participant in the Senior Executive Plan is always fully vested and non-forfeitable.

In connection with a participant’s election to defer an Annual Deferral Amount, the participant may also elect to receive a “Scheduled In-Service Withdrawal” equal to the Annual Deferral Amount and the matching contributions, if any, attributable thereto plus earnings, and shall be payable two or more years after the end of the plan year in which the Annual Deferral Amount is actually deferred. As of January 2004, the Senior Executive Plan was amended to allow for deferral of the short-term payout date if the deferral is made within the time period specified therein. Subject to the short-term payout provision and specified exceptions for unforeseeable financial emergencies, a participant may not withdraw, without incurring a ten percent (10%) withdrawal penalty, all or any portion of his or her account under the Senior Executive Plan prior to the date that such participant either (1) is determined by the Deferred Compensation Committee to have incurred permanent and total disability or (2) dies or otherwise terminates employment.

Potential payments upon termination or change in control

The information below describes certain compensation that would have become payable under existing plans and contractual arrangements assuming a termination of employment and/or change in control had occurred on December 31, 2018 based upon the closing price of a Common Share on the NYSE on December 31, 2018 of $58.95, given the NEOs’ compensation and service levels as of such date. In addition to the benefits described below, upon any termination of employment, each of the NEOs would also be entitled to the amount shown in the column labeled “Aggregate Balance at Last FYE” in the “2018 Non-Qualified Deferred Compensation” table.

As of December 31, 2018, the Company had an employment agreement that was effective for fiscal year 2018 with Mr. Goudis and a severance agreement that was effective for fiscal year 2018 with Mr. DeSimone. On October 31, 2016, the Committee approved the Severance Plan. Additionally, as of December 31, 2018, Messrs. Goudis, Pezzullo, Chiu and Dr. Agwunobi were participants in the Severance Plan. Our other executive officers other than the Executive Chairman are eligible to participate in the Severance Plan, subject to being designated to participate by the Committee. The employment agreement, severance agreement and participation in the Severance Plan are described in more detail below. In addition, the Company has also entered into award agreements governing the equity-based compensation awards (including RSUs and PSUs) granted to each of the NEOs.

Richard Goudis

Pursuant to the terms of his employment agreement, Mr. Goudis’ employment could have been terminated at any time for any reason or for no reason without payment on termination.

Under the Severance Plan, in the event Mr. Goudis’ employment was terminated by Herbalife International of America, Inc. without “Cause” (as defined in the Severance Plan), other than in connection with his death or disability, or by Mr. Goudis for “Good Reason” (as defined in the Severance Plan), he would have been entitled to a lump sum severance payment equal to 2.0x his annualized base salary, which lump sum amount as of December 31, 2018 was equal to $2,000,000, reduced to 1.5x after five years of participation in the Severance Plan, and a payment of a pro-rata annual cash bonus payment for the fiscal year in which the date of termination occurred (based on the actual performance of Herbalife International of America, Inc. over the entire year and the number of days worked by Mr. Goudis in such year), payable at the same time as bonuses were paid to executives generally for such year. In the event Mr. Goudis’ employment was terminated for reason of death, disability, for Cause or resignation without Good Reason, Mr. Goudis would not have received any payments other than for accrued but unpaid obligations. Payment of the severance payment was subject to and conditioned upon the execution of a general release in favor of the Company and additional requirements set forth in the Severance Plan.

Mr. Goudis’ award agreements that governed his stock appreciation rights and RSUs contained change in control and termination provisions. The Committee could have accelerated the vesting of Mr. Goudis’ awards in the event of a Change in Control, as defined in the 2014 Plan. Except as set forth above, all unvested stock appreciation rights and RSUs would have been forfeited upon the termination of Mr. Goudis’ employment with the Company.

Pursuant to Mr. Goudis’ PSU award agreement, upon a Change in Control, as defined in the 2014 Plan, Mr. Goudis would have had the right to receive a payment based on performance through a date determined by the Committee prior to the Change in Control, unless such performance could not have been determined, in which case Mr. Goudis would have had the right to receive a payment equal to the target amount payable. Additionally, under Mr. Goudis’ PSU award agreement, if Mr. Goudis’ employment had been terminated prior to the vesting of his PSUs, such unvested PSUs would have been forfeited.

Pursuant to Mr. Goudis’ Separation Agreement, Mr. Goudis forfeited all of his unvested equity awards and

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non-equity incentive awards, and no Change in Control payments were made. Additional details of the Separation Agreement can be found above under “— Employment and Severance Agreements.”

John G. DeSimone

Pursuant to our severance agreement with John DeSimone, or the DeSimone Severance Agreement, if Mr. DeSimone is terminated by the Company without Cause or resigns for Good Reason, each as defined below, he is entitled to be paid a lump sum amount equal to two times his then current annual salary, which lump sum amount as of December 31, 2018 was equal to $1,238,000, in addition to all other accrued but unpaid entitlements. The Company will also provide Mr. DeSimone with outplacement services for up to six months by a provider selected and paid for by the Company in an amount not to exceed $20,000. In the event that Mr. DeSimone is qualified for and elects COBRA coverage under the Company’s health plans after a termination without Cause or a resignation for Good Reason, the Company will continue to pay its share of the cost of premiums under such plans until Mr. DeSimone is reemployed, or for a period of two years, whichever occurs first. If Mr. DeSimone is terminated by the Company without Cause, resigns for Good Reason, or retires, dies, or resigns as a result of a disability, he will be entitled to receive a pro rata bonus payment, at such time bonuses are paid to the Company’s other senior executives, based on the number of months worked in the applicable year. Upon the occurrence of a Change of Control, as defined below, 100% of all unvested stock options, stock appreciation rights and stock unit awards granted to Mr. DeSimone prior to or after the date of the DeSimone Severance Agreement will immediately vest and, to the extent applicable, become exercisable as of immediately prior to such Change of Control. As a precondition to the Company’s obligation to pay the amounts described above, Mr. DeSimone must execute a general release of claims.

Mr. DeSimone’s award agreements governing his stock appreciation rights and RSUs contain change in control and termination provisions. The Committee may accelerate the vesting of Mr. DeSimone’s awards in the event of a Change in Control, as defined in the 2014 Plan. Except as set forth above, all unvested stock appreciation rights and RSUs shall be forfeited upon the termination of Mr. DeSimone’s employment with the Company.

Pursuant to Mr. DeSimone’s PSU award agreements, upon a Change in Control, as defined in the 2014 Plan, Mr. DeSimone will have the right to receive a payment based on performance through a date determined by the Committee prior to the Change in Control, unless such performance cannot be determined, in which case Mr. DeSimone has the right to receive a payment equal to the target amount payable. If Mr. DeSimone’s employment is terminated prior to the vesting of his PSUs, such unvested PSUs will be forfeited.

Dr. John Agwunobi, David Pezzullo and Shin-Shing Bosco Chiu

Under the Severance Plan, in the event Messrs. Pezzullo, Chiu and Dr. Agwunobi’s respective employments are terminated by Herbalife International of America, Inc. without “Cause” (as defined in the Severance Plan), other than in connection with their death or disability, or by Messrs. Pezzullo, Chiu and Dr. Agwunobi for “Good Reason” (as defined in the Severance Plan), they will be entitled to a lump sum severance payment equal to 1.0x their annualized base salary, which lump sum amount as of December 31, 2018 was equal to $565,000, $430,000 and $525,000, respectively, reduced to 0.5x after five years of participation in the Severance Plan, and a payment of a pro-rata annual cash bonus payment for the fiscal year in which the date of termination occurs (based on the actual performance of Herbalife International of America, Inc. over the entire year and the number of days worked by each of Messrs. Pezzullo, Chiu and Dr. Agwunobi in such year), payable at the same time as bonuses are paid to executives generally for such year. Payment of the severance payment is subject to and conditioned upon the execution of a general release in favor of the Company and additional requirements set forth in the Severance Plan.

Pursuant to each of Messrs. Pezzullo, Chiu and Dr. Agwunobi’s stock appreciation rights and RSU award agreements, the Committee has the discretion to accelerate the vesting of stock appreciation rights and RSUs upon a Change in Control, as such term is defined in the 2014 Plan. If Messrs. Pezzullo, Chiu and Dr. Agwunobi’s respective employments are terminated prior to the vesting of his stock appreciation rights and RSUs, such unvested stock appreciation rights and RSUs will be forfeited.

Pursuant to each of Messrs. Pezzullo, Chiu and Dr. Agwunobi’s PSU award agreements, upon a Change in Control, as defined in the 2014 Plan, Messrs. Pezzullo, Chiu and Dr. Agwunobi each will have the right to receive a payment based on performance through a date determined by the Committee prior to the Change in Control, unless such performance cannot be determined, in which case Messrs. Pezzullo, Chiu and Dr. Agwunobi will each have the right to receive a payment equal to the target amount payable. If Messrs. Pezzullo, Chiu and Dr. Agwunobi’s respective employments are terminated prior to the vesting of his PSUs, such unvested PSUs will be forfeited.

Definitions

For the purposes of the DeSimone Severance Agreement, the following terms have the following definitions:

•

The Company shall have “Cause” to terminate the executive in the event of any of the following acts or circumstances: (i) the executive’s conviction of a felony or entering a plea of guilty or nolo contendere to any crime constituting a felony (other than a traffic violation or by reason of vicarious liability); (ii) the executive’s

Executive compensation	53

substantial and repeated failure to attempt to perform the executive’s lawful duties as contemplated in the agreement, except during periods of physical or mental incapacity; (iii) the executive’s gross negligence or willful misconduct with respect to any material aspect of the business of the Company or any of its affiliates, which gross negligence or willful misconduct has a material and demonstrable adverse effect on the Company; (iv) the executive’s material violation of a Company policy resulting in a material and demonstrable adverse effect to the Company or an affiliate, including but not limited to a violation of the Company’s Code of Business Conduct and Ethics; or (v) any material breach of the executive’s agreement or any material breach of any other written agreement between the executive and the Company’s affiliates governing the executive’s equity compensation arrangements (i.e., any agreement with respect to the executive’s stock and/or stock options of any of the Company’s affiliates); provided, however, that the executive shall not be deemed to have been terminated for Cause in the case of clause (ii), (iii), (iv) or (v) above, unless any such breach is not fully corrected prior to the expiration of the thirty (30) calendar day period following delivery to the executive of the Company’s written notice of its intention to terminate his employment for Cause describing the basis therefore in reasonable detail.

•	The executive will be deemed to have a “Good Reason” to terminate his employment in the event of (i) a material diminution of the executive’s duties, (ii) the failure by any successor of the Company to assume in writing the Company’s obligations under the agreement, (iii) the breach by the Company in any respect of any of its obligations under the agreement, and, in any such case (but only if correction or cure is possible), the failure by the Company to correct or cure the circumstance or breach on which such resignation is based within 30 days after receiving notice from the executive describing such circumstance or breach in reasonable detail, (iv) the relocation of the executive’s primary office location of more than 50 miles that places the primary office farther from the executive’s residence than it was before, or (v) the imposition by the Company of a requirement that the executive report to a person other than the Chief Executive Officer of the Company or the Chairman of the Board. The executive shall not have a Good Reason to resign if the Company suspends the executive due to an indictment of the executive on felony charges, provided that the Company continues to pay the executive’s salary and benefits.

A “Change of Control” for the purposes of the summaries of the DeSimone Severance Agreement and a “Change in Control” for purposes of the summary of the 2014 Plan means the occurrence of any one of the following (i) an acquisition (other than directly from the Company after advance approval by a majority of the directors comprising the Board of Directors as of the effective date of the 2014 Plan, or the incumbent board) of Common Shares or other voting securities of the Company by any person (as the term person is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act), other than the Company, any subsidiary of the Company, any employee benefit plan of the Company or any subsidiary of the Company, or any person in connection with a transaction described in clause (iii) of this definition, immediately after which such person has beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of the then outstanding Common Shares or the combined voting power of the Company’s then outstanding voting securities; (ii) members of the incumbent board cease for any reason during any 24-month period to constitute at least a majority of the members of the Board; provided, however, that if the election, or nomination for election by the Company’s shareholders, of any new director was approved by a vote of at least a majority of the incumbent board, such new director shall, for purposes of the 2014 Plan, be considered as a member of the incumbent board; or (iii) the consummation of: (A) a merger, consolidation or reorganization with or into the Company, unless the voting securities of the Company, immediately before such merger, consolidation or reorganization, own directly or indirectly immediately following such merger, consolidation or reorganization, at least 50% of the combined voting power of the outstanding voting securities of the entity resulting from such merger or consolidation or reorganization in substantially the same proportion as their ownership of the voting securities immediately before such merger, consolidation or reorganization; (B) a complete liquidation or dissolution of the Company; or (C) the sale, lease, transfer or other disposition of all or substantially all of the assets of the Company to any person (other than a transfer to a subsidiary of the Company).

For the purposes of the award agreements governing the NEOs’ PSUs and RSUs, a “Change in Control” shall have the same meaning as set forth in the paragraph immediately stated above.

For the purposes of the Severance Plan, the following terms have the following definitions:

•

The Company shall have “Cause” to terminate the executive in the event of any of the following acts or circumstances: (i) failure to perform substantially all of his or her duties, (ii) commission of, or indictment for a felony or any crime involving fraud or embezzlement or dishonesty or conviction of, or plea of nolo contendere to a misdemeanor (other than a traffic violation) punishable by imprisonment under federal, state or local law; (iii) engagement in an act of fraud or of willful dishonesty towards the Company or any of its affiliates; (iv) willful misconduct or negligence resulting in a

54	Executive compensation

material economic harm to the Company or any of its affiliates; (v) violation of a federal or state securities law or regulation; (vi) dishonesty detrimental to the best interests of the Company or any of its affiliates; (vii) conduct involving any immoral acts which is reasonably likely to impair the reputation of the Company or any of its affiliates; (viii) willful disloyalty to the Company or any of its affiliates; (ix) violation, as determined by the Board based on opinion of its counsel, by of any securities or employment laws or regulations; (x) use of a controlled substance without a prescription or the use of alcohol which impairs his or her ability to carry out his or her duties and responsibilities; or (xi) material violation of the Company’s policies and procedures or any breach of any agreement between the Company and him or her.

•	The executive will be deemed to have a “Good Reason” to terminate his employment in the event of (i) a material reduction in the executive’s annual base salary unless such reduction is part of an across-the-board reduction in executive officer base salaries approved by the Company’s Chief Executive Officer; (ii) a material diminution in the executive’s authority, duties and responsibilities from those either previously in effect or, if applicable, as defined in an employment agreement between the executive and the Company (serving in a similar functional role (e.g., financial, legal) following a corporate transaction shall not in and of itself be deemed a material diminution); or (iii) the relocation of the executive’s primary office location of more than 50 miles that places the primary office farther from executive’s residence than it was before; provided, however, that Good Reason shall not exist unless the executive has given written notice to the Company within ninety (90) days of the initial existence of the Good Reason event or condition(s) giving specific details regarding the event or condition; and unless the Company has had at least thirty (30) days to cure such Good Reason event or condition after the delivery of such written notice and has failed to cure such event or condition within such thirty (30) day cure period.

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The table below sets forth the estimated value of the potential payments to each of our NEOs, assuming the executive’s employment had terminated on December 31, 2018 and/or that a change in control of the Company had also occurred on that date. Amounts are reported without any reduction for possible delay in the commencement or timing of payments.

NEO	Termination without cause or with good reason not in connection with a change in control ($)	Termination without cause or with good reason in connection with a change in control ($)	Change in control (without termination)(1) ($)	Death or Disability ($)

Richard P. Goudis
Severance(2)	2,000,000	2,000,000	—	—
Bonus(3)	—	—	—	—
Equity acceleration(4)	—	20,044,770	20,044,770	—
Outplacement service	—	—	—	—
Medical coverage	—	—	—	—
Life insurance	—	—	—	1,000,000

John G. DeSimone
Severance(2)	1,238,000	1,238,000	—	—
Bonus(3)	858,863	858,863	—	858,863
Equity acceleration(4)	—	6,660,793	6,660,793	—
Outplacement service	20,000	20,000	—	—
Medical coverage	42,227	42,227	—	—
Life insurance	—	—	—	1,000,000

Dr. John Agwunobi
Severance(2)	525,000	525,000	—	—
Bonus(3)	576,841	576,841	—	576,841
Equity acceleration(4)	—	3,311,130	3,311,130	—
Outplacement service	—	—	—	—
Medical coverage	—	—	—	—
Life insurance	—	—	—	1,000,000

Shin-Shing Bosco Chiu
Severance(2)	430,000	430,000	—	—
Bonus(3)	409,599	409,599	—	409,599
Equity acceleration(4)	—	1,538,953	1,538,953	—
Outplacement service	—	—	—	—
Medical coverage	—	—	—	—
Life insurance	—	—	—	1,000,000

David Pezzullo
Severance(2)	565,000	565,000	—	—
Bonus(3)	765,691	765,691	—	765,691
Equity acceleration(4)	—	4,470,301	4,470,301	—
Outplacement service	—	—	—	—
Medical coverage	—	—	—	—
Life insurance	—	—	—	1,000,000

(1)	With respect to PSUs held by Messrs. Goudis, Chiu, Pezzullo and Dr. Agwunobi, the reported amounts assume the Committee exercised its discretion to accelerate the awards.

(2)	Based on salary as of December 31, 2018. Pursuant to the terms of Mr. Goudis’ Separation Agreement, Mr. Goudis received remuneration in the amount of $3,500,000, seventy-five percent (75%) of which will be paid in equal installments between the January 8, 2019 and November 30, 2019, and twenty-five percent (25%) of which will be paid in a lump sum on the first regular payroll day after December 1, 2019. Additional details of the Separation Agreement can be found above under the subsection “— Employment and Severance Agreements.”

(3)

Represents bonus amounts earned in 2018, as disclosed in the “Non-Equity Incentive Plan Compensation” column of the “2018 Summary Compensation Table.” Per the terms of the Severance Plan, as described in this section, upon a termination of his employment by the Company without Cause (other than due to death or disability) or by him for Good Reason each of Messrs. Goudis, Chiu, Pezzullo and Dr. Agwunobi are entitled to a pro rata bonus for the year in which the termination occurs based on the Company’s actual results for the entire year. Per the terms of the DeSimone Severance Agreement, as described above, upon a termination of his employment by the Company without Cause or by him for Good Reason, or due to death or disability, Mr. DeSimone is entitled to a pro rata bonus for the year in which termination occurs based on the Company’s actual results for the

56	Executive compensation

entire year. Pursuant to the terms of the Separation Agreement, Mr. Goudis forfeited eligibility for a cash incentive award for 2018. Additional details of the Separation Agreement can be found above under the subsection “— Employment and Severance Agreements.”

(4)	Amounts with respect to accelerated vesting of stock awards were based on the closing price of a Common Share on the NYSE on December 31, 2018 of $58.95. Pursuant to the terms of the Separation Agreement, Mr. Goudis forfeited all of his unvested equity awards. Additional details of the Separation Agreement can be found above under the subsection “— Employment and Severance Agreements.”

Pay ratio disclosure

In August 2015, pursuant to a mandate of the Dodd-Frank Wall Street Reform and Consumer Protection Act, the SEC adopted a rule requiring annual disclosure of the ratio of the median employee’s annual total compensation to the total annual compensation of the principal executive officer. Mr. Goudis, who was our CEO in 2018, had an annual total compensation in 2018 of $6,111,730. For purposes of determining the required ratio, in order to better reflect our employee compensation practices, annual total compensation for our median employee and for our CEO includes the dollar value of non-discriminatory medical, dental and vision benefits and employer contributions for disability insurance coverage and our employee assistance program, which are not required to be reported as compensation for our CEO in the Summary Compensation Table included in this Proxy Statement. Our median employee’s annual total compensation for 2018 was $37,220. As a result, we estimate that Mr. Goudis’ 2018 annual total compensation was approximately 164 times that of our median employee.

Pursuant to the terms of Mr. Goudis’ Separation Agreement, Mr. Goudis forfeited his eligibility for a cash incentive award for 2018 as of January 8, 2019. The above estimate gives effect to the forfeiture of such cash incentive award. Mr. Goudis’ 2018 annual total compensation would have been approximately 224 times that of our median employee but for his separation.

The SEC’s rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

The reported pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described above. For these purposes, we identified the median compensated employee using base salary and bonus paid from October 1, 2017 through September 30, 2018, which we annualized for any employee who did not work for the entire year. We identified our employee population as of October 1, 2018 based on our Human Resources records.

Executive compensation	57

Part 5	Security ownership of certain beneficial owners and management

Beneficial ownership

The following table sets forth the beneficial ownership of Common Shares as of February 26, 2019, the Record Date, of (1) each director, (2) each of the named executive officers, (3) all directors and executive officers as a group and (4) each person or entity known to the Company to beneficially own more than five percent (5%) of outstanding Common Shares. The Common Shares are the Company’s only class of voting securities that are issued and outstanding.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and investment power with respect to Common Shares. Except as otherwise indicated below, to our knowledge, all persons listed below have sole voting and investment power with respect to their Common Shares, except to the extent authority is shared by spouses under applicable law. Common Shares subject to stock options, warrants and other equity awards that are exercisable or have vested or will become exercisable or vest within 60 days of February 26, 2019 are considered outstanding and beneficially owned by the person holding the security for the purpose of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Name of beneficial owner	Amount and nature of beneficial ownership	Percentage ownership(1)

Directors

Michael O. Johnson(2)	4,819,945	3.37%

Dr. Richard Carmona(3)	21,257	*

Jonathan Christodoro(3)	21,257	*

Jeffrey T. Dunn(4)	62,615	*

Hunter C. Gary(5)	18,578	*

Nicholas Graziano(5)	2,390	*

Alan LeFevre(5)	6,390	*

Jesse A. Lynn(5)	18,578	*

Juan Miguel Mendoza(5)	2,390	*

Michael Montelongo(5)	14,578	*

James L. Nelson(5)	18,578	*

Maria Otero(3)	18,057	*

Margarita Paláu-Hernández(5)	2,390	*

John Tartol(6)	384,299	*

Named executive officers

Richard P. Goudis	824,703	*

John G. DeSimone(7)	421,769	*

Dr. John Agwunobi(8)	34,196	*

Shin-Shing Bosco Chiu(9)	57,281	*

David Pezzullo(10)	196,969	*

All directors and executive officers as a group (27 persons)(11)	9,124,587	6.31%

Greater than 5% beneficial owners

Capital Research Global Investors(12)	16,307,079	11.41%

Carl C. Icahn(13)	35,227,904	24.66%

The Vanguard Group(14)	10,789,928	7.55%

Renaissance Technologies LLC(15)	8,200,140	5.74%

HBL Swiss Financing GmbH(16)	10,025,020	7.02%	(17)

D.E. Shaw & Co., L.P.(18)	7,219,408	5.05%

58	Security ownership of certain beneficial owners and management

*	Less than 1% security ownership by certain beneficial owners and management.

(1)	Applicable percentage is based upon 142,869,218 Common Shares outstanding as of February 26, 2019, which pursuant to Instruction 1 to Item 403 of Regulation S-K, excludes 10,025,020 Common Shares held by HBL Swiss Financing GmbH, an indirect wholly-owned subsidiary of the Company, which are considered to be outstanding under Cayman Islands law and carry voting and other share rights related to ownership of our Common Shares, which may be exercised.

(2)	Includes 507,646 SARs equivalent to 184,541 Common Shares which have vested or will vest and become exercisable and 2,390 RSUs with restrictions that may lapse and be paid in Common Shares, in each case, within 60 days of February 26, 2019.

(3)	Includes 9,052 SARs equivalent to 2,679 Common Shares which have vested or will vest and become exercisable and 2,390 RSUs with restrictions that may lapse and be paid in Common Shares, in each case within 60 days of February 26, 2019.

(4)	Includes 24,058 SARs equivalent to 11,739 Common Shares which have vested or will vest and become exercisable and 2,832 RSUs with restrictions that may lapse and be paid in Common Shares, in each case within 60 days of February 26, 2019.

(5)	Includes 2,390 RSUs with restrictions that may lapse and be paid in Common Shares, in each case within 60 days of February 26, 2019.

(6)	Includes 24,058 SARs equivalent to 11,739 Common Shares which have vested or will vest and become exercisable and 2,390 RSUs with restrictions that may lapse and be paid in Common Shares, in each case within 60 days of February 26, 2019.

(7)	Includes 95,636 SARs equivalent to 45,056 Common Shares which have vested or will vest and become exercisable and 1,482 RSUs with restrictions that may lapse and be paid in Common Shares, in each case within 60 days of February 26, 2019.

(8)	Includes 63,798 SARs equivalent to 32,714 Common Shares which have vested or will vest and become exercisable and 1,482 RSUs with restrictions that may lapse and be paid in Common Shares, in each case within 60 days of February 26, 2019.

(9)	Includes 79,388 SARs equivalent to 37,665 Common Shares which have vested or will vest and become exercisable and 752 RSUs with restrictions that may lapse and be paid in Common Shares, in each case within 60 days of February 26, 2019.

(10)	Includes 92,916 SARs equivalent to 39,321 Common Shares which have vested or will vest and become exercisable within 60 days of February 26, 2019, 1,390 RSUs with restrictions that may lapse and be paid in Common Shares within 60 days of February 26, 2019 and 84,132 vested but deferred RSUs that are convertible to Common Shares.

(11)	Includes 2,872,752 SARs equivalent to 1,562,096 Common Shares which have vested or will vest and become exercisable within 60 days of February 26, 2019, 47,056 RSUs with restrictions that may lapse and be paid in Common Shares within 60 days of February 26, 2019 and 235,632 vested but deferred RSUs that are convertible to Common Shares.

(12)	The information regarding the beneficial ownership of Capital Research Global Investors is based on the Schedule 13G/A filed with the SEC by Capital Research Global Investors on February 14, 2019. According to this Schedule 13G/A, Capital Research Global Investors has (i) sole power to vote 16,307,079 Common Shares, (ii) shared power to vote 0 Common Shares, (iii) sole power to dispose of 16,307,079 Common Shares and (iv) shared power to dispose of 0 Common Shares. The address for Capital Research Global Investors is 333 South Hope Street, Los Angeles, CA 90071.

(13)

The information regarding the beneficial ownership of Carl C. Icahn is based on the Schedule 13D/A filed jointly with the SEC by High River Limited Partnership (“High River”), Hopper Investments LLC (“Hopper”), Barberry Corp. (“Barberry”), Icahn Partners Master Fund LP (“Icahn Master”), Icahn Offshore LP (“Icahn Offshore”), Icahn Partners LP (“Icahn Partners”), Icahn Onshore LP (“Icahn Onshore”), Icahn Capital LP (“Icahn Capital”), IPH GP LLC (“IPH”), Icahn Enterprises Holdings L.P. (“Icahn Enterprises Holdings”), Icahn Enterprises G.P. Inc. (“Icahn Enterprises GP”), Beckton Corp. (“Beckton”) and Carl C. Icahn on August 3, 2018. According to this Schedule 13D/A, High River has (i) sole power to vote 7,045,949 Common Shares, (ii) shared power to vote 0 Common Shares, (iii) sole power to dispose of 7,045,949 Common Shares, and (iv) shared power to dispose of 0 Common Shares; Hopper has (i) sole power to vote 0 Common Shares, (ii) shared power to vote 7,045,949 Common Shares, (iii) sole power to dispose of 0 Common Shares, and (iv) shared power to dispose of 7,045,949 Common Shares; Barberry has (i) sole power to vote 0 Common Shares, (ii) shared power to vote 7,045,949 Common Shares, (iii) sole power to dispose of 0 Common Shares, and (iv) shared power to dispose of 7,045,949 Common Shares; Icahn Partners Master Fund has (i) sole power to vote 11,469,454 Common Shares, (ii) shared power to vote 0 Common Shares, (iii) sole power to dispose of 11,469,454 Common Shares, and (iv) shared power to dispose of 0 Common Shares; Icahn Offshore has (i) sole power to vote 0 Common Shares, (ii) shared power to vote 11,469,454 Common Shares, (iii) sole power to dispose of 0 Common Shares, and (iv) shared power to dispose of 11,469,454 Common Shares; Icahn Partners has (i) sole power to vote 16,712,501 Common Shares, (ii) shared power to vote 0 Common Shares, (iii) sole power to dispose of 16,712,501 Common Shares, and (iv) shared power to dispose of 0 Common Shares; Icahn Onshore has (i) sole power to vote 0 Common Shares, (ii) shared power to vote 16,712,501 Common Shares, (iii) sole power to dispose of 0 Common Shares, and (iv) shared power to dispose of 16,712,501 Common Shares; Icahn Capital has (i) sole power to vote 0 Common Shares, (ii) shared power to vote 28,181,955 Common Shares; (iii) sole power to dispose of 0 Common Shares, and (iv) shared power to dispose of 28,181,955 Common Shares; IPH has (i) sole power to vote 0 Common Shares, (ii) shared power to vote 28,181,955 Common Shares, (iii) sole power to dispose of 0 Common Shares, and (iv) shared power to dispose of 28,181,955 Common Shares; Icahn Enterprises Holdings has (i) sole power to vote 0 Common Shares, (ii) shared power to vote 28,181,955 Common Shares, (iii) sole power to dispose of 0 Common Shares, and (iv) shared power to dispose of 28,181,955 Common Shares; Icahn Enterprises GP has (i) sole power to vote 0 Common Shares, (ii) shared power to vote 28,181,955 Common Shares, (iii) sole power to dispose of 0 Common Shares, and (iv) shared power to dispose of 28,181,955 Common Shares; Beckton has (i) sole power to vote 0 Common Shares, (ii) shared power to vote 28,181,955 Common Shares, (iii) sole power to dispose of 0 Common Shares, and (iv) shared power to dispose of 28,181,955 Common Shares; and Carl C. Icahn has (i) sole power to vote 0 Common Shares,

Security ownership of certain beneficial owners and management	59

(ii) shared power to vote 35,227,904 Common Shares, (iii) sole power to dispose of 0 Common Shares, and (iv) shared power to dispose of 35,227,904 Common Shares. The address for (i) each of High River, Hopper, Barberry, Icahn Master, Icahn Offshore, Icahn Partners, Icahn Onshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP and Beckton is White Plains Plaza, 445 Hamilton Avenue — Suite 1210, White Plains, NY 10601, and (ii) Mr. Icahn is c/o Icahn Associates Corp., 767 Fifth Avenue, 47th Floor, New York, NY 10153.

(14)	The information regarding the beneficial ownership of The Vanguard Group — 23-1945930 (the “Vanguard Group”) is based on the Schedule 13G/A filed with the SEC by the Vanguard Group on February 11, 2019. According to this Schedule 13G/A, the Vanguard Group has (i) sole power to vote 53,120 Common Shares, (ii) shared power to vote 15,119 Common Shares, (iii) sole power to dispose of 10,731,600 Common Shares, (iv) shared power to dispose of 58,328 Common Shares. The address for the Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

(15)	The information regarding the beneficial ownership of Renaissance Technologies LLC is based on the Schedule 13G filed jointly with the SEC by Renaissance Technologies LLC and Renaissance Technologies Holdings Corporation on February 12, 2019. According to this Schedule 13G, the reporting persons each have (i) sole power to vote 8,200,140 Common Shares, (ii) shared power to vote 0 Common Shares, (iii) sole power to dispose of 8,200,140 Common Shares and (iv) shared power to dispose of 0 Common Shares; Renaissance Technologies Holdings Corporation’s beneficial ownership results from its majority ownership of Renaissance Technologies LLC. The address for the reporting persons is 800 Third Avenue, New York, New York 10022.

(16)	The information regarding the beneficial ownership of HBL Swiss Financing GmbH is based on the Schedule 13G/A filed with the SEC by HBL Swiss Financing GmbH on February 14, 2019. According to this Schedule 13G/A, HBL Swiss Financing GmbH has (i) sole power to vote 10,025,020 Common Shares, (ii) shared power to vote 0 Common Shares, (iii) sole power to dispose of 10,025,020 Common Shares and (iv) shared power to dispose of 0 Common Shares. The address for HBL Swiss Financing GmbH is Hansmatt 32, CH-6370 Stans NW, Switzerland.

(17)	Number of outstanding Common Shares used to calculate percentage excludes Common Shares held by HBL Swiss Financing GmbH, the Company’s indirect wholly-owned subsidiary, in accordance with Instruction 1 to Item 403 of Regulation S-K. If the Common Shares held by HBL Swiss Financing GmbH are included in the total number of Common Shares outstanding as of February 26, 2019, or 152,894,238, its percentage ownership would be 6.56%.

(18)	The information regarding the beneficial ownership of D.E. Shaw & Co., L.P. is based on the Schedule 13G/A filed jointly with the SEC by D.E. Shaw & Co., L.P. and David E. Shaw on February 14, 2019. According to this Schedule 13G/A, each reporting person has (i) sole power to vote 0 Common Shares, (ii) shared power to vote 7,133,300 Common Shares, (iii) sole power to dispose of 0 Common Shares and (iv) shared power to dispose of 7,219,408 Common Shares. The address for each reporting person is 1166 Avenue of the Americas, 9th Floor, New York, NY 10036. The number of outstanding Common Shares used to calculate percentage excludes Common Shares held by HBL Swiss Financing GmbH in accordance with Instruction 1 to Item 403 of Regulation S-K. If the Common Shares held by HBL Swiss Financing GmbH are included in the total number of Common Shares outstanding as of February 26, 2019, or 152,894,238, the percentage ownership would be below 5%, or 4.72%.

60	Security ownership of certain beneficial owners and management

Part 6	Certain relationships and related transactions

The Company has several written policies applicable to the review and approval of related party transactions. Pursuant to the audit committee charter, any related party transaction in which a director has an interest must be reviewed and approved by the audit committee. The Company’s Conflicts of Interest Policy generally prohibits any Company employee from conducting any activity that is or could be construed as a conflict with the Company’s interests or as an interference with the employee’s duty to serve the Company at all times to the best of his or her ability. Pursuant to that policy, any related party transaction involving employees, including executive officers, must be reviewed and approved by both the Company’s legal and internal audit departments.

In February 2016, our Board of Directors approved a written policy, or the Related Party Transaction Policy, regarding the consideration by the audit committee of transactions between the Company and any director, officer or holder of more than 5% of our voting securities and their affiliates (each, a related party) involving or expected to involve an amount of at least $120,000 in which the related party has a direct or indirect interest.

Transactions, along with all relevant facts and circumstances, shall be submitted to the audit committee for consideration unless it is not possible to convene an audit committee meeting, in which case the chair of the audit committee may review the transaction, with his or her determination submitted to the full audit committee for its review and consideration at its next regularly scheduled meeting. The Related Party Transaction Policy also outlines certain transactions that are deemed to be pre-approved by the audit committee. The Related Party Transaction Policy is in addition to the Company’s Conflicts of Interest Policy described above.

The transactions summarized under the subsection “Transactions prior to Related Party Transaction Policy” were entered into prior to the implementation of the Related Party Transaction Policy. Mr. Tartol’s family’s earnings, Mr. Mendoza’s family’s earnings, and the compensation of the spouse of one of our non-NEO executive officers summarized under the subsection “Other transactions” fall within the category of transactions that are deemed to be pre-approved pursuant to the Related Party Transaction Policy.

Transactions prior to Related Party Transaction Policy

Registration rights agreement

Michael O. Johnson, our Chairman and CEO, is a party to a registration rights agreement with the Company. If we at any time propose to register any Company securities under the Securities Act of 1933, as amended, or the Securities Act, for sale to the public, in certain circumstances, Mr. Johnson may require us to include his shares in the securities to be covered by the registration statement. Such registration rights are subject to customary limitations specified in the agreement.

Indemnification of directors and officers

The Articles provide that, to the fullest extent permitted by Cayman Islands Law, every director, agent or officer of the Company shall be indemnified out of the assets of the Company against any liability incurred by him as a result of any act or failure to act in carrying out his functions other than such liability (if any) that he may incur by his own willful misconduct. To the fullest extent permitted by Cayman Islands Law, such director, agent or officer shall not be liable to the Company for any loss or damage in carrying out his functions unless the liability arises through the willful misconduct of such director, agent or officer.

The Company is a Cayman Islands exempted company incorporated with limited liability. As such, it is governed by the laws of the Cayman Islands with respect to the indemnification provisions. Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. The Articles provide for indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such, except in the case of (a) any fraud or dishonesty of such director or officer, (b) such director’s or officer’s conscious, intentional or willful breach of his obligation to act honestly, lawfully and in

Certain relationships and related transactions	61

good faith with a view to the best interests of the Company or (c) any claims or rights of action to recover any gain, personal profit or other advantage to which the director or officer is not legally entitled.

The Company has entered into an indemnification agreement with each of its directors and certain of its officers to supplement the indemnification protection available under the Articles. These indemnity agreements generally provide that the Company will indemnify the parties thereto to the fullest extent permitted by law.

In addition to the indemnification provisions set forth above, the Company maintains insurance policies that indemnify its directors and officers against various liabilities, including those arising under the Securities Act and the Exchange Act that might be incurred by any director or officer in his capacity as such.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to managers, officers or persons controlling us pursuant to the foregoing, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Other transactions

Mr. Tartol’s sister earned approximately $1,192,000 in compensation in 2018 under the Company’s Marketing Plan resulting from her activities as an Herbalife Nutrition Member. Mr. Tartol’s sister-in-law earned approximately $495,000 in compensation in 2018 under Herbalife Nutrition’s Marketing Plan resulting from her activities as an Herbalife Nutrition Member.

A spouse of one of our executive officers, who is not an NEO, is an employee of the Company and was paid approximately $458,256.13 in fiscal year 2018. This amount is converted from GBP based on the average exchange rate of 1.3363 in 2018 as reported by the Federal Reserve Board. This amount is based on total base salary, bonus, payments for vested restricted cash unit awards and all other compensation. The spouse also received 2,780 RSUs in 2018, which have an aggregate grant date fair value of approximately $119,957.

Mr. Mendoza’s sister and brother-in-law earned approximately $1,546,000 in 2018 under Herbalife Nutrition’s Marketing Plan resulting from their activities as Herbalife Members.

62	Certain relationships and related transactions

Part 7	Additional information

Section 16(a) beneficial ownership reporting compliance

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers and persons who beneficially own more than ten percent of a registered class of the Company’s equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of equity securities of the Company. Directors, officers and greater-than-ten-percent beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms filed by them. To the Company’s knowledge, based solely on a review of the copies of such filings on file with the Company and written representations from the Company’s directors and executive officers, all Section 16(a) filing requirements applicable to the Company’s directors, executive officers and greater-than-ten-percent beneficial owners were complied with on a timely basis for fiscal year 2018, except for the following: (a) a late Form 4 filed on February 27, 2018 by Ms. Ibelis Montesino, who was an executive officer at the time but not an NEO, to report a grant of restricted stock units and the fulfillment of performance thresholds under four previously granted SARs award, (b) a late Form 4 filed on March 6, 2018 by Mr. Pedro Cardoso, a former director, to report an exercise of SARs, and (c) a Form 5 filed on February 14, 2019 by Mr. Edi Hienrich, one of our executive officers who is not an NEO, to late report two SARs exercises in March and May 2018 completed by his spouse, along with four sales of the Common Shares issued upon such exercises, in each case pursuant to the spouse’s 10b5-1 plan.

Information with Respect to Securities Authorized for Issuance Under Equity Compensation Plans

The following table sets forth as of December 31, 2018, information with respect to (a) the number of securities to be issued upon exercise of outstanding options, warrants, and rights, (b) the weighted-average exercise price of outstanding options, warrants, and rights and (c) the number of securities remaining available for future issuance under equity compensation plans.

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights[3]	Weighted-Average Exercise Price of Outstanding Options, Warrants, and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities in Column (a))[2]
	(a)	(b)	(c)
Equity compensation plans approved by security holders(1)	6,526,173	$26.82	9,629,925
Equity compensation plans not approved by security holders	—	—	—
Total	6,526,173	$26.82	9,629,925

(1)	Consists of four plans: The Amended and Restated Herbalife Ltd. 2005 Stock Incentive Plan, the Amended and Restated Herbalife Ltd. 2014 Stock Incentive Plan, the Amended and Restated Herbalife Ltd. Independent Directors Deferred Compensation and Stock Unit Plan, and the Amended and Restated Non-Management Directors Compensation Plan. In February 2008, a shareholder-approved Employee Stock Purchase Plan was implemented. See note 9 of the notes to consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 regarding share-based compensation.

(2)	Includes 3.3 million common shares available for future issuance under the shareholder approved Employee Stock Purchase Plan which was implemented in February 2008.

(3)	Number of securities to be issued upon exercise of SARs was calculated using the market price as of December 31, 2018.

Additional information	63

“Householding” of proxy materials

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for certain proxy materials with respect to two or more shareholders sharing the same address by delivering a single set of these proxy materials addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. The Company and some brokers household proxy materials, unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate set of proxy materials, or if you are receiving multiple copies of the proxy materials and wish to receive only one, please notify your broker if your Common Shares are held in a brokerage account or the Company if you hold Common Shares directly. You can notify the Company by sending a written request to our Corporate Secretary at c/o Herbalife International of America, Inc., 800 W. Olympic Blvd., Suite 406, Los Angeles, California 90015, or by calling the Corporate Secretary at (213) 745-0500. However, please note that if you want to receive a paper proxy or voting instruction form or other proxy materials with respect to the Meeting, you should follow the instructions to request such materials included in the Notice of Internet Availability of Proxy Materials that was sent to you.

Shareholder nominations

Your attention is drawn to Articles 77 to 80 of the Articles in relation to the requirements applicable to any shareholder who wishes to nominate a person for election as a director.

For such nomination to be properly brought before an annual general meeting by a shareholder, a shareholder notice addressed to the Corporate Secretary must have been delivered to or mailed and received at the registered office of the Company or such other address as the Corporate Secretary may designate not less than 90 days prior to the date of the meeting, or not later than the 10th day following the date of the first public announcement of the date of such meeting, whichever is later, nor more than 120 days prior to the date of such meeting.

The notice to the Corporate Secretary must set forth (a) as to each person whom the shareholder proposes to nominate, all information relating to such person that is required to be disclosed in solicitations of proxies for appointment of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if appointed, and (b) as to the shareholder giving the notice (i) the name and address of such shareholder, as they appear on the register of members, (ii) the class and number of Common Shares that are owned beneficially and/or of record by such shareholder, (iii) a representation that the shareholder is a registered holder of Common Shares entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such nomination and (iv) a statement as to whether the shareholder intends or is part of a group that intends (x) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Company’s outstanding share capital required to approve or elect the nominee for appointment and/or (y) otherwise to solicit proxies from shareholders in support of such nomination.

The Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as a director of the Company. No person nominated by a shareholder shall be eligible for election as a director of the Company unless nominated in accordance with these procedures.

64	Additional information

Shareholder proposals for the 2020 annual general meeting

Pursuant to the Articles, for a shareholder to bring a matter before the 2020 annual general meeting, the business must be legally proper and written notice of the shareholder proposal must have been filed with the Corporate Secretary of the Company not less than 90 days prior to the date of the meeting, or not later than the 10th day following the date of the first public announcement of the date of such meeting, whichever is later, nor more than 120 days prior to the meeting. For notice to be proper, it must set forth: (i) the name and address of the shareholder who intends to make the proposal as it appears in the Company’s records, (ii) the class and number of Common Shares of the Company that are owned by the shareholder submitting the proposal and (iii) a clear and concise statement of the proposal and the shareholder’s reasons for supporting it.

If the Chairman of the meeting determines that any such proposed business has not been properly brought before the meeting, he shall declare such business out of order, and such business shall not be conducted at the meeting.

Shareholders interested in submitting a proposal for inclusion in the proxy statement and form of proxy for the 2020 annual general meeting of shareholders may do so by following the procedures prescribed in SEC Rule 14a-8 promulgated under the Exchange Act. To be eligible for inclusion, notice of shareholder proposals must be received by the Company’s Corporate Secretary no later than November 13, 2019. Proposals should be sent to our Corporate Secretary at c/o Herbalife International of America, Inc., 800 W. Olympic Blvd., Suite 406, Los Angeles, California 90015.

Codes of business conduct and ethics and principles of corporate governance

Our Board of Directors has adopted a corporate Code of Business Conduct and Ethics applicable to our directors, officers, including our principal executive officer, principal financial officer and principal accounting officer, and employees, as well as Principles of Corporate Governance, in accordance with applicable rules and regulations of the SEC and the NYSE. Each of our Code of Business Conduct and Ethics and Principles of Corporate Governance are available on our website at www.herbalife.com by following the links through “Investor Relations” to “Corporate Governance,” or in print to any shareholder who requests it, as set forth under the subsection “Annual report, financial and additional information.”

Any amendment to, or waiver from, a provision of the Company’s Code of Business Conduct and Ethics requiring disclosure under applicable rules with respect to the Company’s principal executive officer, principal financial officer, principal accounting officer or controller, and any waivers for directors, will be posted on the Company’s website at www.Herbalife.com.

Annual report, financial and additional information

The Annual Financial Statements and Review of Operations of the Company for fiscal year 2018 can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, which was filed with the SEC on February 19, 2019. A copy of the Company’s Annual Report on Form 10-K will be made available, to each shareholder of record on the Record Date who requests such materials, mailed concurrently with this Proxy Statement.

The Company’s filings with the SEC are all accessible by following the links to “Investor Relations”, “Financial Information” and “SEC Filings” on the Company’s website at www.herbalife.com. The Company will furnish without charge a copy of its SEC filings to any person requesting in writing and stating that he or she is a beneficial owner of Common Shares. In addition, the Company will furnish without charge a copy of the Company’s Annual Report on Form 10-K, including the financial statements and schedules thereto, and the other documents referenced herein as available to shareholders upon request, to any person requesting in writing and stating that he or she is the beneficial owner of Common Shares of the Company.

Requests and inquiries should be addressed to:

Investor Relations

Herbalife Nutrition Ltd.

c/o Herbalife International of America, Inc.

800 W. Olympic Blvd.

Suite 406

Los Angeles, California 90015

Additional information	65

Other matters

The management of the Company knows of no other business to be presented at the Meeting. If, however, other matters properly come before the Meeting, it is intended that the persons named in the accompanying proxy will vote thereon in accordance with their best judgment.

By Order of the Board of Directors

HENRY C. WANG

General Counsel and Corporate Secretary

Dated: March 12, 2019

66	Additional information

HERBALIFE NUTRITION Your vote matters heres how to vote You may vote online or by phone instead of mailing this card. Votes submitted electronically must be received by 11:59 p.m. Eastern Time on April 23, 2019. Online Go to www.envisionreports.com/HLF or scan the QR code login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Save paper, time and money Sign up for electronic delivery at www.envisionreports.com/HLF Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. 2019 annual meeting proxy card IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A Proposals The Board of Directors recommend a vote FOR all the nominees listed below and FOR Proposals 2 and 3. 1. Election of Directors: For Against Abstain For Against Abstain For Against Abstain 01 - Michael O. Johnson 04 - Jonathan Christodoro 07 - Alan LeFevre 10 - Michael Montelongo 13 - Margarita Palau-Hernandez 02 - Jeffrey T. Dunn 05 - Hunter C. Gary 08 - Jesse A. Lynn 11 - James L. Nelson 14 - John Tartol 03 - Richard H. Carmona 06 - Nicholas Graziano 09 - Juan Miguel Mendoza 12 - Maria Otero 2. Approve, on an advisory basis, the compensation of the Company's named executive officers. For Against Abstain 3. Ratify the appointment of the Company's independent registered public accounting firm for fiscal year 2019. For Against Abstain B Authorized Signatures This section must be completed for your vote to count. Please date and sign below. Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) Please print date below. Signature 1 Please keep signature within the box. Signature 2 Please keep signature within the box. 0306DB

Important notice regarding the Internet availability of proxy materials for the Annual General Meeting of Shareholders. The material is available at: www.envisionreports.com/HLF Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/HLF IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proxy - Herbalife Nutrition Ltd. Notice of 2019 Annual General Meeting of Shareholders Proxy Solicited by Board of Directors for Annual General Meeting of Shareholders April 24, 2019 Michael O. Johnson and Henry Wang, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual General Meeting of Shareholders of Herbalife Nutrition Ltd. to be held on April 24, 2019 at 8:30 a.m., Pacific Daylight Time, at 800 W. Olympic Blvd., Suite 406, Los Angeles, CA 90015 or at any postponement or adjournment thereof. Shares represented by this proxy will be voted by the shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of the Board of Directors and FOR items 2 and 3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side) C Non-Voting Items Change of Address Please print new address below. Comments Please print your comments below.

HERBALIFE NUTRITION

VOTE

2019 Annual Meeting Proxy Card

1. Election of Directors:

Nominee	For	Against	Abstain	Nominee	For	Against	Abstain	Nominee	For	Against	Abstain
01 - Michael O. Johnson	☐	☐	☐	02 - Jeffrey T. Dunn	☐	☐	☐	03 - Richard H. Carmona	☐	☐	☐
04 - Jonathan Christodoro	☐	☐	☐	05 - Hunter C. Gary	☐	☐	☐	06 - Nicholas Graziano	☐	☐	☐
07 - Alan LeFevre	☐	☐	☐	08 - Jesse A. Lynn	☐	☐	☐	09 - Juan Miguel Mendoza	☐	☐	☐
10 - Michael Montelongo	☐	☐	☐	11 - James L. Nelson	☐	☐	☐	12 - Maria Otero	☐	☐	☐
13 - Margarita Paláu-Hernández	☐	☐	☐	14 - John Tartol	☐	☐	☐				

1 U P X

03O6EC

HERBALIFE NUTRITION Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. 2019 Annual Meeting Proxy Card IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A Proposals The Board of Directors recommend a vote FOR all the nominees listed below and FOR Proposals 2 and 3. 1. Election of Directors: For Against Abstain For Against Abstain For Against Abstain 01 - Michael O. Johnson 04 - Jonathan Christodoro 07 - Alan LeFevre 10 - Michael Montelongo 13 - Margarita Palau-Hernandez 02 - Jeffrey T. Dunn 05 - Hunter C. Gary 08 - Jesse A. Lynn 11 - James L. Nelson 14 - John Tartol 03 - Richard H. Carmona 06 - Nicholas Graziano 09 - Juan Miguel Mendoza 12 - Maria Otero 2. Approve, on an advisory basis, the compensation of the Company's named executive officers. For Against Abstain 3. Ratify the appointment of the Company's independent registered public accounting firm for fiscal year 2019. For Against Abstain B Authorized Signatures This section must be completed for your vote to count. Please date and sign below. Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) Please print date below. Signature 1 Please keep signature within the box. Signature 2 Please keep signature within the box. 0306EC

Important notice regarding the Internet availability of proxy materials for the Annual General Meeting of Shareholders. The material is available at: www.edocumentview.com/HLF IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proxy - Herbalife Nutrition Ltd. Notice of 2019 Annual General Meeting of Shareholders Proxy Solicited by Board of Directors for Annual General Meeting of Shareholders April 24, 2019 Michael O. Johnson and Henry Wang, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual General Meeting of Shareholders of Herbalife Nutrition Ltd. to be held on April 24, 2019 at 8:30 a.m., Pacific Daylight Time, at 800 W. Olympic Blvd., Suite 406, Los Angeles, CA 90015 or at any postponement or adjournment thereof. Shares represented by this proxy will be voted by the shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of the Board of Directors and FOR items 2 and 3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side)